Exhibit 10.1

$500,000,000

FIFTH AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of March 11, 2014

Among

CALLON PETROLEUM COMPANY
as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME
as Lenders,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent and as an Issuing Lender

CITIBANK, N.A., CAPITAL ONE, NATIONAL ASSOCIATION, and
KEYBANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC and REGIONS BANK,
as Joint Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

Page

DEFINITIONS AND ACCOUNTING TERMS1

Certain Defined Terms1

Computation of Time Periods25

Accounting Terms; Changes in GAAP25

Types of Advances25

Miscellaneous25

CREDIT FACILITIES26

Commitment for Advances26

Borrowing Base27

Method of Borrowing30

Reduction of the Commitments32

Prepayment of Advances32

Repayment of Advances35

Letters of Credit35

Fees40

Interest40

Payments and Computations42

Sharing of Payments, Etc42

Breakage Costs43

Increased Costs43

Taxes45

Mitigation Obligations; Replacement of Lenders48

Defaulting Lender Provisions49

CONDITIONS51

Conditions Precedent to Effectiveness51

Conditions Precedent to All Borrowings54

REPRESENTATIONS AND WARRANTIES55

Existence; Subsidiaries55

Power55

Authorization and Approvals55

Enforceable Obligations56

Financial Statements56

True and Complete Disclosure56

Litigation; Compliance with Laws56

Use of Proceeds57

Investment Company Act57

Federal Power Act57

Taxes57

Pension Plans58

Condition of Property; Casualties58

No Defaults58

Environmental Condition58

Permits, Licenses, Etc59

Gas Contracts59

Liens; Titles, Leases, Etc59

Solvency60

Hedging Agreements60

Material Agreements60

Anti-Corruption Laws and Sanctions60

AFFIRMATIVE COVENANTS61

Compliance with Laws, Etc61

Maintenance of Insurance61

Preservation of Corporate Existence, Etc62

Payment of Taxes, Etc62

Visitation Rights62

Reporting Requirements62

Maintenance of Property66

Agreement to Pledge66

Use of Proceeds67

Title Evidence67

Further Assurances67

Leases; Development and Maintenance68

NEGATIVE COVENANTS68

Liens, Etc68

Debts, Guaranties, and Other Obligations70

Agreements Restricting Liens and Distributions71

Merger or Consolidation; Asset Sales; Issuance of Securities71

Restricted Payments73

Investments73

Affiliate Transactions74

Compliance with ERISA74

[Reserved]75

Change of Business; Accounting Change75

Organizational Documents, Name Change75

Use of Proceeds; Letters of Credit76

Gas Imbalances, Take-or-Pay or Other Prepayments76

Limitation on Hedging76

Additional Subsidiaries78

Account Payables78

Amendments and Redemptions of Senior Unsecured Debt78

Non-Guarantor Subsidiaries79

Current Ratio79

Leverage Ratio79

Second Lien Debt79

Non-Qualified ECP Guarantors80

EVENTS OF DEFAULT; REMEDIES80

Events of Default80

Optional Acceleration of Maturity82

Automatic Acceleration of Maturity82

Right of Set-off83

Non-exclusivity of Remedies83

Application of Proceeds83

THE ADMINISTRATIVE AGENT AND THE ISSUING LENDERS84

Resignation of Existing Agent; Appointment of Administrative Agent84

Administrative Agent as Lender85

Duties of Administrative Agent85

Administrative Agent’s Reliance86

Sub-Agents86

Successor Administrative Agent and Issuing Lenders86

Lender Credit Decision87

Indemnification87

Additional Agents88

Collateral Matters88

Relationship of Administrative Agents89

MISCELLANEOUS89

Amendments, Etc89

Notices, Etc90

No Waiver; Remedies90

Costs and Expenses90

Binding Effect90

Lender Assignments and Participations91

Indemnification; Waiver of Damages93

Execution in Counterparts94

Survival of Representations, Etc95

Severability95

Business Loans95

Governing Law; Submission to Jurisdiction95

Confidentiality95

Restatement96

WAIVER OF JURY TRIAL96

USA Patriot Act96

Obligations as Senior Indebtedness; Senior Secured Debt97

Notices of Swap Counterparty97

Notices of Treasury Management Bank97

Intercreditor Agreement97

Keepwell97

ORAL AGREEMENTS97

SCHEDULES:

Schedule I-Pricing Grid

Schedule II-Borrower, Administrative Agent, and Lender Information

Schedule 4.01-Subsidiaries

Schedule 4.05-Existing Debt

Schedule 4.20-  Hedging Agreements

Schedule 4.21-Material Agreements

Schedule 6.01-Existing Liens

Schedule 6.06-Existing Investments

EXHIBITS:

Exhibit A-Form of Assignment and Assumption

Exhibit B-Form of Compliance Certificate

Exhibit C-Form of Guaranty

Exhibit D-Form of Mortgage

Exhibit E-Form of Note

Exhibit F-Form of Notice of Borrowing

Exhibit G-Form of Notice of Conversion or Continuation

Exhibit H-Form of Pledge Agreement

Exhibit I-Form of Security Agreement

Exhibit J-Form of Transfer Letters

Exhibit K-1-U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit K-2-U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit K-3-U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit K-4-U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

FIFTH AMENDED AND RESTATED
CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 11, 2014 is among CALLON PETROLEUM COMPANY, a Delaware corporation (“Borrower”), the Lenders (as defined below), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION  (“JPMCB”), as administrative agent for such Lenders (in such capacity, the “Administrative Agent”), and as an issuing lender for such Lenders (in such capacity, the “Issuing Lender”).

RECITALS

A.The Borrower is party to that certain Fourth Amended and Restated Credit Agreement dated as of June 20, 2012, among the Borrower, the lenders party thereto (the “Existing Lenders”),  and Regions Bank, an Alabama banking corporation, in its capacity as Administrative Agent (the “Existing Agent”), as amended by that certain Master Assignment, Agreement and Amendment No. 1 to Fourth Amended and Restated Credit Agreement dated as of October 11, 2012 and by that certain Amendment No. 2 to Fourth Amended and Restated Credit Agreement dated as of May 10, 2013 (as so amended, the “Existing Agreement”).

B.In order to secure the full and punctual payment and performance of the obligations under the Existing Agreement, the Borrower and the Guarantors (as defined in the Existing Agreement) have executed and delivered mortgages, deeds of trust, collateral assignments, security agreements, pledge agreements and financing statements in favor of the Administrative Agent (collectively, the “Existing Security Instruments”) granting a mortgage lien and continuing security interest in and to the collateral described in such Existing Security Instruments.

C.The Borrower, the Administrative Agent, the Issuing Lender and the Lenders desire to (i) amend and restate (but not extinguish) the Existing Agreement in its entirety as hereinafter set forth through the execution of this Agreement and (ii) have the obligations of the Borrower hereunder continue to be secured by the liens and security interests created under the Existing Security Instruments.

D.It is the intention of the parties hereto that this Agreement is an amendment and restatement of the Existing Agreement, and is not a new or substitute credit agreement or novation of the Existing Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Administrative Agent, the Issuing Lenders, and the Lenders (i) do hereby agree that the Existing Agreement is amended and restated (but not substituted or extinguished) in its entirety as set forth herein, and (ii) do hereby further agree as follows:

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

Certain Defined Terms.  As used in this Agreement, the terms defined above shall have the meaning set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2016 Senior Notes” means the 13% Senior Notes due September 15, 2016, issued by the Borrower under the 2016 Senior Notes Indenture, as modified, renewed, or supplemented from time to time to the extent permitted under this Agreement.

“2016 Senior Notes Indenture” means the Indenture dated November 24, 2009, between the Borrower and American Stock Transfer & Trust Company, as trustee, as modified, renewed, or supplemented from time to time to the extent permitted under this Agreement.

“ABR Advance” means an Advance which bears interest as provided in Section 2.09(a).

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby other than Permitted Subject Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

“Accounting Change” means a change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, the Public Company Oversight Board  (United States), or, if applicable, the SEC.

“Acquisition” means the purchase by the Borrower or any of its Subsidiaries of any Oil and Gas Properties or any business, including the purchase of associated assets, operations of a business unit, or stock (or other ownership interests) of a Person.

“Administrative Agent” means JPMCB, in its capacity as agent pursuant to Article VIII, and any successor agent pursuant to Section 8.06.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent or such other form provided by a Lender and acceptable to the Administrative Agent.

“Advance” means an advance by a Lender to the Borrower pursuant to Section 2.01(a) as part of a Borrowing and refers to an ABR Advance or a Eurodollar Rate Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person.  The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract, or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agreement” means this Fifth Amended and Restated Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the

Eurodollar Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its affiliated companies from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, with respect to any Advance, (a) during such times as the Default Rate applies pursuant to Section 2.09(c), two percent (2.0%) per annum plus the rate per annum set forth in the Pricing Grid for the relevant Type of such Advance based on the present Utilization Level applicable from time to time, and (b) at all other times, the rate per annum set forth in the Pricing Grid for the relevant Type of such Advance based on the relevant Utilization Level applicable from time to time.  The Applicable Margin for any Advance shall change when and as the relevant Utilization Level changes and when and as any such Event of Default commences or terminates.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.

“BB Value” means, as to any Oil and Gas Property, the value, if any, attributed to such Oil and Gas Property under the then effective Borrowing Base, as determined by the Required Lenders.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each Lender pursuant to Section 2.03(a), continued by each Lender pursuant to Section 2.03(b), or Converted by each Lender to Advances of a different Type pursuant to Section 2.03(b).

“Borrowing Base” means at any particular time, the Dollar amount determined as the “Borrowing Base” in accordance with Section 2.02 on account of Proven Reserves attributable to Borrowing Base Properties of the Borrower and the Guarantors subject to an Acceptable Security Interest (to the extent required under Section 5.08) and described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Administrative Agent and the Lenders pursuant to Section 2.02.

“Borrowing Base Deficiency” means, at any time, an amount equal to the excess of (a) the sum of the aggregate outstanding amount of the Advances plus the Letter of Credit Exposure over (b) the Borrowing Base.

“Borrowing Base Hedge” means any hedge position or Hedge Contract of the Borrower or a Guarantor considered by the Administrative Agent in determining the then effective Borrowing Base.

“Borrowing Base Properties” means those Oil and Gas Properties of Borrower and the Guarantors elected by the Borrower to be evaluated for Borrowing Base purposes and included in the most recent Engineering Report delivered to the Lenders under this Agreement and are evaluated by Lenders for purposes of establishing the Borrowing Base then in effect.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of (i) the aggregate outstanding amount of Advances and (ii) the Letter of Credit Exposure on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Building” means any “building” or “manufactured (mobile) home” (in each case, as such terms are defined for purposes of the National Flood Insurance Program).

“Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York, and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.

“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a special interest bearing cash collateral account pledged by the Borrower to the Administrative Agent containing cash deposited pursuant to Sections 2.05(b), 7.02(b), or 7.03(b) to be maintained with Administrative Agent in accordance with Section 2.07(g) and bear interest or be invested in the Administrative Agent’s reasonable discretion.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or Lenders, as collateral for Obligations, as applicable, or the obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Control” means the occurrence of any of the following events: (a) any Person or two or more Persons, other than the Borrower, acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act, and including holding proxies to vote for the election of directors other than proxies held by the Borrower’s management or their designees to be voted in favor of persons nominated by the Borrower’s Board of Directors) of 40% or more of the outstanding voting securities of the Borrower, measured by voting power (including both ordinary shares and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of the Borrower), (b) the Borrower shall fail beneficially to own, directly or indirectly, 100% of the outstanding shares of voting capital stock of any of its Subsidiaries (other than Ventures) on a fully-diluted basis except pursuant to a sale or other transaction permitted by this Agreement, or (c) 50% or more of the directors of the Borrower shall consist of Persons not nominated by the Borrower’s Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements).

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or any Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary,  (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which all of the conditions precedent to effectiveness of this Agreement set forth in Section 3.01 shall have been satisfied by the Borrower or waived in writing by the Lenders.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Collateral” means (a) all “Collateral”,  “Pledged Collateral” and “Mortgaged Properties” (as defined in each of the Mortgages, the Security Agreements, and the Pledge Agreement, as applicable) or similar terms used in the Security Instruments, and (b) all amounts contained in the Borrower’s and its Subsidiaries’ (other than those of any Non-Guarantor Subsidiary’s) bank accounts (other than funds held for third parties).

“Commitment” means, for any Lender, the amount set opposite such Lender’s name on the Schedule II as its Commitment, or if such Lender has entered into any Assignment and Assumption, as set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.06(c), as such amount may be reduced or terminated pursuant to Section 2.04 or Article VII or otherwise under this Agreement, and “Commitments” shall mean all such Commitments collectively.  The aggregate Commitments on the date of this Agreement are Five Hundred Million Dollars ($500,000,000.00).

“Commitment Fee Rate” means the per annum commitment fee rate set forth on the Pricing Grid applicable from time to time.  The Commitment Fee Rate shall change when and as the relevant Utilization Level changes.

“Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or Article VII.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.

“Control Percentage” means, with respect to any Person, the percentage of the outstanding Equity Interest (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interest the power to elect a majority of the board of directors (or other applicable governing body) of such Person.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.03(b).

“CPOC” means Callon Petroleum Operating Company, a Delaware corporation.

“Credit Extensions” means (a) an Advance made by any Lender, and (b) the issuance, increase or extension of any Letter of Credit by any Issuing Lender.

“Debt,” for any Person, means without duplication:

indebtedness of such Person for borrowed money;

obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

obligations of such Person to pay the deferred purchase price of Property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person to the extent of the fair market value of such assets, but excluding trade accounts payable);

obligations of such Person (i) as lessee under Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP and (ii) in respect of synthetic leases;

reimbursement obligations of such Person (whether contingent or otherwise) under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;

obligations of such Person under any Hedge Contract;

obligations of such Person owing in respect of preferred stock or other preferred Equity Interests of such Person that is, in each case, mandatorily redeemable at the option of the holder at any time prior to the date which is two years after the Maturity Date;

any obligations of such Person owing in connection with any volumetric production prepayments or production prepayments;

obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above; and

indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) secured by any Lien on or in respect of any Property of such Person, to the extent of the value of such Property.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” means a per annum rate equal to (a) in the case of principal of any Advance, the rate applicable to such Advance as provided in clause (a) of the definition of Applicable Margin in this

Section 1.01, and (b) in the case of any other Obligation, 2.00% plus the non-default rate applicable to ABR Advances as provided in Section 2.09(a).

“Defaulting Lender” means, subject to Section 2.16, any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16) upon delivery of written notice of such determination to the Borrower, each Issuing Lender and each Lender.

“Designated Building” means a Building located on any real property that constitutes Collateral which the Administrative Agent in its discretion determines should be included in the description of the property encumbered by a Mortgage.

“Disposition” or “Dispose” means any sale, lease, transfer, assignment, farm-out, conveyance, or other disposition (including casualty events) of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest); provided that any forfeiture of any oil and gas leases constituting or affecting the Oil and Gas Properties of the Borrower and its Subsidiaries (except where such forfeiture is being contested in good faith by appropriate proceedings) shall be deemed a Disposition.

“Dollars” and “$” means lawful money of the United States of America.

“EBITDAX” means, with respect to the Borrower and its consolidated Subsidiaries, for any period, the sum of Net Income for such period plus the following expenses or charges to the extent deducted from Net Income in such period, without duplication:  interest, income taxes, depreciation, depletion, amortization, accretion expenses related to FAS 143 (superseded primarily by ASC 410), exploration expenses, expenses recognized under FAS 123(r) and FAS 133 (superseded primarily by ASC 718 and ACS 815, respectively), non-cash impairment expenses, debt extinguishment gains or losses in connection with redemption of the 2016 Senior Notes, and all other noncash charges, minus all noncash income added to Net Income; provided, however, that if the Borrower or any Subsidiary (other than any Non-Guarantor Subsidiary) shall acquire or dispose of any Property (including the acquisition or Dispositions of Equity Interests in any Person owning proved, developed, producing Oil and Gas Properties) during such period then, upon delivery to the Administrative Agent of audited or other financial statements acceptable to the Administrative Agent that support a recalculation, EBITDAX shall be calculated after giving pro forma effect to such acquisition, merger, or disposition, as if such acquisition, merger, or disposition had occurred on the first day of such period if financials are available or otherwise annualized in a manner acceptable to the Administrative Agent; provided, that the Borrower may elect to not calculate the pro forma effect for an acquisition if either (i) the excess of revenues over operating expenses (with respect to acquisitions of Oil and Gas Properties) or (ii) EBITDAX (with respect to acquisitions of Equity Interests) is positive and does not exceed 20% of the EBITDAX of the Borrower and its Subsidiaries (other than any Non-Guarantor Subsidiary); provided further that, with respect to dispositions of Property, the pro forma effect of such disposition must be calculated if such Property has a sale price or fair market value greater than 5% of the then effective Borrowing Base.

“Eligible Assignee” means (a) any Lender (other than a Defaulting Lender), (b) any Subsidiary or Affiliate of a Lender, and (c) any other Person (other than a natural Person) approved (each such approval not to be unreasonably withheld or delayed) by the Administrative Agent, the Issuing Lenders, and, if no Default or Event of Default exists, the Borrower; notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Affiliate or Subsidiary of the Borrower.

“Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C.  9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means, as to the Borrower or its Subsidiaries, all Legal Requirements or common law theories applicable to the Borrower or such Subsidiary arising from, relating to, or in connection with the Environment, health, or safety, including CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous substances, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous substances, medical infections, or toxic substances, materials or wastes.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the Release of any Hazardous Substances or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under any Environmental Law.

“Equity Interest” means, with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person, including any options, warrants or similar rights to purchase such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

“ERISA Affiliate” means each member of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employee under Section 414 of the Code.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.09(b).

“Event of Default” has the meaning specified in Section 7.01.

“Excluded Contracts” has the meaning set forth in the Security Agreement.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S.

Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in an Advance, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

“Existing Agreement” has the meaning specified in the recitals hereof.

“Existing Preferred Stock” means the 10.0% Series A Cumulative Preferred Stock of the Borrower outstanding on the Closing Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FDPA” means the National Flood Insurance Reform Act of 1994 et. seq. or any regulations promulgated thereunder.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means that certain fee letter agreement dated February 13, 2014 among JPMCB, J.P. Morgan Securities LLC, and the Borrower.

“Financial Statements” means the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of and for the fiscal years ending December 31, 2011 and December 31, 2012 and the related audited consolidated statements of income, cash flow, and retained earnings of the Borrower and its consolidated Subsidiaries, and including the certification of the independent certified public accountants preparing such statements and footnotes to any of the foregoing, all prepared in accordance with GAAP, the copies of which have been delivered to the Administrative Agent and the Lenders.

“Flood Laws” has the meaning assigned to such term in Section 8.10(c).

“Forecasted Production” means the anticipated production volumes attributable to Proven Reserves of the Borrower and its Subsidiaries which are categorized as “proved, developed and producing” as reflected in the most recent Engineering Report delivered to the Administrative Agent pursuant to Section 5.06(c) (or, if elected by the Borrower, on a quarterly basis; provided that at least one such Engineering Report each fiscal year shall be an Independent Engineering Report), after giving effect to any pro forma adjustments for the consummation of any acquisitions or dispositions since the effective date of such Engineering Report.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s  Pro Rata Share of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Debt” means, with regards to any Person at any time, without duplication, Debt of such Person (a) of the type described in clauses (a), (b), (c), (d), (e) and (h) of the definition of “Debt”;  provided that Debt with respect to letters of credit referred to in clause (e) of such definition shall be considered “Funded Debt” only to the extent such letters of credit are drawn or funded and (b) of the type described in clauses (i) and (j) of the definition of “Debt” to the extent that such guaranty covers, or such Lien secures, Debt of the type described in clauses (a) and (b) of this definition of “Funded Debt”.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each entity which may from time to time execute a Guaranty or a supplement to a Guaranty, including CPOC and each Subsidiary of the Borrower (other than each Non-Guarantor Subsidiary).

“Guaranty” means a Guaranty in substantially the form of the attached Exhibit C and executed by a Guarantor; and “Guaranties” shall mean all such guaranties collectively.

“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hydrocarbon Hedge Agreement” means a Hedge Contract which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbons” means oil, gas, coal seam gas, coalbed methane, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate”.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Independent Engineer” means Huddleston & Co., Inc., Netherland Sewell & Associates, Ryder Scott, or any other engineering firm selected by the Borrower and which is reasonably acceptable to the Administrative Agent.

“Independent Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders and covering the Oil and Gas Properties of the Borrower and its Subsidiaries (or to be acquired by the Borrower or any Subsidiary, as applicable) to which Proven Reserves are attributed, which report shall (a) set forth the oil and gas reserves attributable to such Oil and Gas Properties together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of the effective date of such report, based upon the pricing assumptions consistent with SEC reporting requirements at such time, and (b) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent.

“Intercreditor Agreement” means that certain Intercreditor Agreement among Administrative Agent, Second Lien Administrative Agent and Borrower dated as of March 11, 2014, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof and thereof.

“Interest Hedge Agreement” means a Hedge Contract between the Borrower or one of its Subsidiaries and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower or such Subsidiary and such financial institution or the cap of the interest rate on any Debt of the Borrower or such Subsidiary.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any ABR Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03.  The duration of each such Interest Period shall be one, two, three, six or, if available to all Lenders, twelve months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 a.m. New York, New York, time on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period which ends after the Commitment Termination Date;
(b) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(d) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

“Interim Financial Statements” means the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of March 31, 2013, June 30, 2013 and September 30, 2013 and the related unaudited consolidated statements of income, cash flow, and retained earnings of the Borrower and its consolidated Subsidiaries, and including the certification of a Responsible Officer of the Borrower, all prepared in accordance with GAAP, the copies of which have been delivered to the Administrative Agent and the Lenders.

“Internal Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Administrative Agent and the Lenders and covering Oil and Gas Properties of the Borrower and its Subsidiaries (or to be acquired by the Borrower or any Subsidiary, as applicable) to which Proven Reserves are attributed, which report shall (a) set forth the oil and gas reserves attributable to such Oil and Gas Properties together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of the effective date of such report, based upon the pricing assumptions consistent with SEC reporting requirements at such time, (b) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent and (c) be certified to have been prepared in accordance with the procedures used in the most recent Engineering Report prepared by an Independent Engineer to the knowledge of the Borrower after due inquiry.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded  to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investments” has the meaning set forth in Section 6.06.

“Issuing Lender” means (a) JPMCB, in its capacity as an issuer of Letters of Credit hereunder, (b) any other Lender designated in writing, from time to time, to the Administrative Agent by the Borrower (and consented to by such Lender) as an issuer of Letters of Credit, in its capacity as an issuer of Letters of Credit hereunder, and (c) any successor issuing bank pursuant to Section 8.06.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including Regulations D, T, U, and X, which is applicable to such Person.

“Lender Parties” means the Lenders, the Issuing Lender and the Administrative Agent.

“Lenders” means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.06.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means, individually, any letter of credit issued by any Issuing Lender for the account of the Borrower in connection with the Commitments and which is subject to this Agreement, and “Letters of Credit” means all such letters of credit collectively.

“Letter of Credit Application” means the applicable Issuing Lender’s standard form letter of credit application for letters of credit that has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection with or relating thereto.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of all Letters of Credit at such time plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

“Letter of Credit Sublimit” means, as of any date of determination, an amount equal $20,000,000.

“Leverage Ratio” means, as of any date of determination, the ratio, determined in each case on a consolidated basis for the Borrower and its Subsidiaries, of (a) all Funded Debt as of such date of determination to (b) the consolidated EBITDAX for the four-fiscal quarter period most recently ended; provided that, (x) for purposes of determining the amount of clause (b) above for the fiscal quarter ended March 31, 2014, such amount shall be deemed equal to EBITDAX for the two fiscal quarters then ended multiplied by two; and (y) for purposes of determining the amount of clause (b) above for the fiscal quarter ended June 30, 2014, such amount shall be deemed equal to EBITDAX for the three fiscal quarters then ended multiplied by 4/3.  For purposes of determining the Leverage Ratio, the consolidated EBITDAX for the one fiscal quarter period ending December 31, 2013 shall be deemed equal to $15,200,000.

“LIBO Rate” means, with respect to any Eurodollar Rate Advance for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that,  if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

“Liquid Investments” means:

(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or any agency thereof maturing within one year from the date of any acquisition thereof;

(b)(i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within one year from the date of acquisition thereof or which may be liquidated for the full amount thereof without penalty or premium (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender), or (B) any other bank or trust company so long as such certificate of deposit is pledged to secure the Borrower’s or any Subsidiaries’ ordinary course of business bonding requirements, or any other bank or trust company which has combined capital and surplus and undivided profit of not less than $500,000,000.00, if at the time of deposit or purchase, such bank debt securities are rated at least the third highest credit rating given by either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated at the highest or the second highest credit rating given by either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Majority Lenders;

(c)deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above;

(d)repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital and surplus and undivided profit of not less than $500,000,000.00, if at the time of entering into such agreement the debt securities of such Person are rated at the highest or the second highest credit rating given by either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and

(e)such other instruments (within the meaning of Article 9 of the Uniform Commercial Code in effect in the State of New York) or investment property as the Borrower may request and the Administrative Agent may approve in writing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Security Instruments, the Fee Letter, the Intercreditor Agreement, and each other agreement, instrument, or document executed by the Borrower, any Guarantor, or any of their respective Subsidiaries or any of their officers at any time in connection with this Agreement.

“Majority Lenders” means, at any time, Lenders holding more than 50% of the Commitments or, if the Commitments have been terminated, the outstanding principal amount of the Advances and Letter of Credit Exposure; provided that (i) the Maximum Exposure Amount of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders, and (ii) for purposes of this definition, Letter of Credit Exposure which is not reallocated or Cash Collateralized in accordance with Section 2.16 shall be deemed to be held by the Lender that is the Issuing Lender.

“Material Adverse Change” means a material adverse change in (a) the business, assets, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document or (c) the validity or enforceability of any Loan Document or the rights or remedies of the Administrative Agent, the Issuing Lenders and the Lenders thereunder.

“Maturity Date” means March 11, 2019.

“Maximum Exposure Amount” means, at any time for each Lender, the sum of (a) the unfunded Commitment held by such Lender at such time plus (b) the aggregate unpaid principal amount of the Advances held by such Lender at such time plus (c) the aggregate amount of such Lender’s risk participation and funded participation in the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.16).

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including if required by such laws, certain fees and other costs).

“Mortgages” means, collectively, each of the mortgage or deed of trust executed by any one or more of the Borrower, a Guarantor or any of their respective Subsidiaries in favor of the Administrative

Agent for the ratable benefit of the Secured Parties in substantially the form of the attached Exhibit D or such other form as may be requested by the Administrative Agent, in each case as the same may be amended, modified, restated or supplemented from time-to-time, together with any assumptions or assignments of the obligations thereunder by the Borrower, any Guarantor or any of their respective Subsidiaries, and “Mortgages” shall mean all of such Mortgages collectively.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to the Borrower and its consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Subsidiary; (b) the net income (but not loss) during such period of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Legal Requirement applicable to such Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) any extraordinary non-cash gains or losses during such period and (d) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiaries” means, collectively, Callon Offshore Production, Inc. and Mississippi Marketing, Inc., until such time, if any, as such Person is required to become a Guarantor pursuant to Section 6.18.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit E, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.

“NYMEX Pricing” means, as of any date of determination with respect to any crude oil and natural gas futures contract for any month, (a) for crude oil, the closing settlement price for the Light Sweet Crude Oil (WTI) futures contract for such month, and (b) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case, as published by New York Mercantile Exchange (NYMEX) on its website, currently located at www.nymex.com, or any successor thereto (as such price may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).

“Obligations” means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by the Borrower, any Guarantor or any of their respective Subsidiaries to the

Administrative Agent, the Issuing Lenders or the Lenders under the Loan Documents, including the Letter of Credit Obligations, (b) all Treasury Management Obligations, and (c) all obligations of the Borrower or any Guarantor owing to any Swap Counterparty under any Hedge Contract; provided that, (i) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedge Contract to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be included as Obligations only to the extent such obligations arise from transactions under such Hedge Contracts that were (x) entered into at the time such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder or (y) in existence on the Closing Date so long as such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender on the Closing Date, in each case, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder;  provided further that the definition of “Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments, back-in interests and reversionary interests and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PDP Reserves” means Proven Reserves which are categorized as both “developed” and “producing” under the definitions for oil and gas reserves promulgated by the Society of Petroleum Evaluation Engineers (or any generally recognized successor) as in effect at the time in question.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including an Environmental Permit.

“Permitted Liens” means the Liens permitted to exist pursuant to Section 6.01.

“Permitted Subject Liens” means the Liens permitted under paragraphs (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k) of Section 6.01.

“Person” (whether or not capitalized) means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Pledge Agreement” means a Pledge Agreement in substantially the form of the attached Exhibit H, executed by the Borrower, any Guarantor or any of their respective Subsidiaries, as the same may be amended, modified, restated or supplemented from time to time.

“Pricing Grid” means the pricing information set forth in Schedule I.

“Pro Rata Share” means, with respect to any Lender, (a) with respect to amounts owing under the Commitments, (i) if such Commitments have not been canceled, the ratio (expressed as a percentage) of such Lender’s uncancelled Commitment at such time to the aggregate uncancelled Commitments at such time, or (ii) if the aggregate Commitments have been terminated, the ratio as determined pursuant to the preceding clause (i) immediately prior to such termination or (b) with respect to amounts owing generally under this Agreement and the other Loan Documents, the ratio (expressed as a percentage) of aggregate Commitments of such Lender to the aggregate Commitments of all the Lenders (or if such Commitments have been terminated, the ratio (expressed as a percentage) of Credit Extensions owing to such Lender to the aggregate Credit Extensions owing to all such Lenders).

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“PV9” means the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower's and the Guarantor’s collective interests in Proven Reserves expected to be produced from Oil and Gas Properties during the remaining expected economic lives of such reserves, calculated in accordance with the Administrative Agent’s customary internal standards and practices for valuing Oil and Gas Properties in connection with reserve based oil and gas loan transactions.

“Redemption” means with respect to any obligation, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such obligation.  “Redeem” has the correlative meaning thereto.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Refinancing Preferred Stock” means preferred Equity Interests of the Borrower that (a) are unsecured and do not prohibit the repayment or prepayment of any Obligations, (b) do not have a maturity date or other mandatory redemption date that is on or earlier than the date two years after the Maturity Date, (c) do not have any sinking fund payments, scheduled dividend payments, or mandatory redemption obligations (other than customary redemption provisions in connection with changes in control that also constitute an Event of Default hereunder or certain asset dispositions resulting in a redetermination of the Borrowing Base hereunder) that are due on or prior to the date two years after the Maturity Date, (d) do not impose representations, warranties, covenants, conditions, mandatory prepayments, events of default, remedies or other provisions similar to the foregoing that are materially more restrictive or burdensome as a whole than the terms and provisions of the 2016 Senior Notes as in effect on the Closing Date, (e) do not impose any representation, warranty, covenant, condition, mandatory prepayment, event of default, remedy or other provision similar to the foregoing that is more restrictive or burdensome than the comparable terms and provisions of this Agreement, (f) do not impose a cash dividend rate that exceeds a rate equal to the interest rate applicable to the 2016 Senior Notes in effect on the Closing Date (plus an additional 2.0% upon the occurrence of an event of default thereunder), (g) which permit the Borrower to defer payment of cash dividends thereon in the Borrower’s discretion.

“Register” has the meaning set forth in paragraph (c) of Section 9.06.

“Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” means all of the obligations of the Borrower to reimburse the Issuing Lenders for amounts paid by the applicable Issuing Lender under Letters of Credit as established by the Letter of Credit Applications and Section 2.07(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Required Lenders” means, at any time, Lenders holding at least 66⅔% of the Commitments or, if the Commitments have been terminated, the outstanding principal amount of the Advances and Letter of Credit Exposure; provided that (i) the Maximum Exposure Amount of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders unless all Lenders are Defaulting Lenders, and (ii) for purposes of this definition, Letter of Credit Exposure which is not reallocated or Cash Collateralized in accordance with Section 2.16 shall be deemed to be held by the Lender that is the Issuing Lender.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, Treasurer or Vice President, (b) with respect to any Person that is a limited liability company, a manager or a Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any Equity Interest of such Person, including any retirement, purchase, redemption or other acquisition of such Equity Interest, or any options, warrants or rights to purchase or acquire any such Equity Interest.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Administrative Agent” means JPMorgan Chase Bank, National Association in its capacity as the Administrative Agent under the Second Lien Loan Documents and its permitted successors and assigns in such capacity.

“Second Lien Credit Agreement” means the Credit Agreement dated as of March 11, 2014 among Borrower, Second Lien Administrative Agent, and the Second Lien Lenders, as amended, restated, supplemented or otherwise modified but only to the extent permitted under the terms of the Intercreditor Agreement.

“Second Lien Debt” means the “Obligations” as defined in the Second Lien Credit Agreement.

“Second Lien Lenders” means the lenders party to the Second Lien Credit Agreement from time to time.

“Second Lien Loan Documents” means, collectively, the Second Lien Credit Agreement, all guarantees of Second Lien Debt, the “Loan Documents” (as defined in the Second Lien Credit Agreement) and all other agreements, documents or instruments executed and delivered by any the Borrower or any of its Subsidiaries in connection with, or pursuant to, the incurrence of Second Lien Debt, as all of such documents are from time to time amended, supplemented or restated in compliance with the Intercreditor Agreement.

“Secured Parties” means the Administrative Agent, the Issuing Lenders, the Lenders, each  Treasury Management Bank and the Swap Counterparties.

“Security Agreements” means the Security Agreements, each in substantially the form of the attached Exhibit I, executed by the Borrower, any Guarantor or any of their respective Subsidiaries as the same may be amended, modified, or supplemented from time to time.

“Security Instruments” means, collectively: (a) the Mortgages, (b) the Transfer Letters, (c) the Pledge Agreement, (d) the Security Agreements, (e) each other agreement, instrument or document executed by the Borrower, any Guarantor or any of their respective Subsidiaries at any time in connection with the Pledge Agreement, the Security Agreements, or the Mortgages, (f) each agreement, instrument or document executed by the Borrower, any Guarantor or any of their respective Subsidiaries in connection with the Cash Collateral Account, and (g) each other agreement, instrument or document executed by the Borrower, any Guarantor or any of their respective Subsidiaries at any time in connection with securing the Obligations.

“Senior Unsecured Debt” means (a) the 2016 Senior Notes and (b) any other unsecured Debt of the Borrower evidenced by bonds, debentures, notes or other similar instruments; provided that such Debt described in this clause (b): (i) is unsecured and does not prohibit the repayment or prepayment of any Obligations, (ii) does not have a maturity date that is on or earlier than the date six months after the Maturity Date, (iii) does not have any sinking fund payments, scheduled principal payments, or mandatory redemption obligations (other than customary redemption provisions in connection with changes in control that also constitute an Event of Default hereunder or certain asset dispositions) that are due on or prior to the date six months after the Maturity Date, (iv) does not impose representations, warranties, covenants, conditions, mandatory prepayments, events of default, remedies or other provisions similar to the foregoing that are materially more restrictive or burdensome as a whole than the terms and provisions of the 2016 Senior Notes as in effect on the Closing Date, (v) does not impose any representation, warranty, covenant, condition, mandatory prepayment, event of default, remedy or other provision similar to the foregoing that is more restrictive or burdensome than the comparable terms and provisions of this Agreement, (vi) does not impose a rate of interest that exceeds a rate equal to the interest rate applicable to the 2016 Senior Notes in effect on the Closing Date (plus an additional 2.0% upon the occurrence of an event of default thereunder).

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in

Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Rate Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Strip Price” means, at any date of determination, (a) for each 12 month period during the first 36 month period after such date of determination, the average NYMEX Pricing for such 12 month period, and (b) for each of the succeeding 12 consecutive monthly periods thereafter, the average NYMEX Pricing for the 25th month through and including the 36th month occurring after such date of determination.

“Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power under ordinary circumstances to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time Equity Interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Counterparty” means any counterparty to a Hedge Contract with the Borrower or any Guarantor; provided that, (i) with respect to any Hedge Contract existing on the Closing Date, such counterparty is a Lender or an Affiliate of a Lender on the Closing Date and (ii) with respect to any Hedge Contract entered into after the Closing Date, such counterparty is a Lender or an Affiliate of a Lender on such date.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30‑day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Proved PV-10” means, with respect to any Proven Reserves described in the most recent Engineering Report, the net present value, discounted at ten percent (10%) per annum, of the future net revenues expected to accrue to the Borrower’s and its Subsidiaries’ collective interest in such Proven Reserves during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers and in accordance with the procedures used in the most recent Engineering

Report prepared by an Independent Engineer, provided that in any event (i) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (ii) appropriate adjustments shall be made for commodity and basis hedging activities reasonably acceptable to the Second Lien Administrative Agent, (iii) the pricing assumptions used in determining Total Proved PV-10 for any particular reserves shall be based upon the Strip Price and (iv) the cash-flows derived from the pricing assumptions set forth in clauses (ii) and (iii) above shall be further adjusted to account for the historical basis differential (for the avoidance of doubt and without duplication, basis differential shall include the heating value of natural gas production consistent with past practice and acceptable to the Second Lien Administrative Agent) in a manner reasonably acceptable to the Second Lien Administrative Agent; provided, however, that for purposes of this calculation, no more than 40% of the Total Proved PV-10 shall be attributable to Oil and Gas Properties described in such Engineering Report other than PDP Reserves and any value attributable to such other Properties in excess of 40% of Total Proved PV-10 shall be disregarded (it being understood that such calculation of PDP Reserves shall include appropriate adjustments to give effect to commodity and basis hedging contracts covering PDP Reserves that are in effect at such time and entered into in compliance with this Agreement).

“Transfer Letters” means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit J and executed by the Borrower, any Guarantor or any of their respective Subsidiaries executing a Mortgage, as each of the same may be amended, modified or supplemented from time-to-time.

“Treasury Management Agreement” means any agreement governing the provision of Treasury Management Services.

“Treasury Management Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Treasury Management Agreement with the Borrower or any Guarantor and (b) any Lender on the Closing Date or Affiliate of such Lender that is a party to a Treasury Management Agreement with the Borrower or any Guarantor in existence on the Closing Date.

“Treasury Management Obligations” means any and all obligations of the Borrower or any Guarantor owing to a Treasury Management Bank, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Treasury Management Services.

“Treasury Management Services” means treasury or cash management services, including deposit accounts, funds transfer, foreign exchange, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type” has the meaning set forth in Section 1.04.

“United States” or “U.S.” means the United States of America.

“Unused Commitment Amount” means, with respect to a Lender at any time, the lesser of (a) such Lender’s Commitment at such time and (b) such Lender’s Pro Rata Share of the Borrowing Base then in effect at such time minus, in each case, the sum of (i) the aggregate outstanding principal amount of all Advances owed to such Lender at such time plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Exposure at such time.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(f)(ii)(B)(3).

“Utilization Level” means the applicable category (being Level I, Level II, Level III, Level IV or Level V) of pricing criteria contained in Schedule I, which is based, at any time of its determination, on the Borrowing Base Utilization Percentage in effect at such time.

“Venture” has the meaning set forth in Section 6.06.

Computation of Time Periods.  In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Accounting Terms; Changes in GAAP.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which prior to the delivery of the first financial statements under Section 5.06, shall mean the Financial Statements).  All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with that used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.06 most recently delivered prior to or concurrently with such calculations (or, prior to the delivery of the first financial statements under Section 5.06, used in the preparation of the Financial Statements).  In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, where applicable, refer to such Person on a consolidated basis and mean such Person and its consolidated Subsidiaries.  Notwithstanding the foregoing, if at any time any Accounting Change would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change (subject to the approval of the Borrower and the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such Accounting Change and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such Accounting Change.

Types of Advances.  Advances are distinguished by “Type.”  The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or an ABR Advance.

Miscellaneous.  Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified.  The words “hereof”,  “herein”, and “hereunder” and words of similar import when used in this

Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” means “including, without limitation,”.  Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE II CREDIT FACILITIES

Commitment for Advances.

Advances.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement (including, without limitation, the terms set forth in Section 3.01, 3.02 and 3.03), to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Commitment Termination Date in an amount for each Lender not to exceed such Lender’s Unused Commitment Amount.  Each Borrowing shall, in the case of Borrowings consisting of ABR Advances, be in an aggregate amount not less than $250,000 and in integral multiples of $100,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.  Within the limits of each Lender’s Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.

Notes.  The indebtedness of the Borrower to each Lender resulting from the Advances owing to such Lender shall be evidenced by a Note of the Borrower payable to the order of such Lender.

Existing Advances.  The parties hereto acknowledge and agree that, effective as of the Closing Date, in order to accommodate and orderly effect the reallocations, acquisitions, increases and decreases under this Section 2.01(c), the outstanding Advances under, and as defined in, the Existing Agreement on the Closing Date are (and shall be deemed to be) outstanding as Advances made under this Agreement.  Such obligations under the Existing Agreement shall be assigned, renewed, extended, modified, and rearranged as Obligations outstanding under and pursuant to the terms of this Agreement.  The Existing Lenders have agreed among themselves, in consultation with the Borrower, to (A) reduce, increase, assign and reallocate their respective Commitments (as defined in the Existing Agreement) as provided herein, (B) allow each Lender party hereto that is not an Existing Lender (each a “New Lender”) to become a Lender hereunder by acquiring an interest in the aggregate Commitments (as defined in the Existing Agreement), and (C) adjust such Commitments (as defined in the Existing Agreement) of the other Lenders (each an “Adjusting Lender”) accordingly.  The Administrative Agent, the Existing Lender, and the Borrower consent to such adjustment, increases, decrease and reallocation and, if applicable, each New Lender’s acquisition of, and each Adjusting Lender’s adjustment of, an interest in the Commitments (as defined in the Existing Agreement) and the Existing Lenders’ partial assignments of their respective Commitments (as defined in the Existing Agreement) pursuant to this Section 2.01(c).  On the Closing Date and after giving effect to such reallocations, adjustments, increases, assignments and decreases, the Commitment of each Lender shall be as set forth on Schedule II.  With respect to such reallocations, adjustments, increases, acquisitions and decreases, each New Lender and Adjusting Lender increasing its aggregate Commitments shall be deemed to have acquired the Commitments allocated to it from each of the other Lender pursuant to the terms of the Assignment and Assumptions attached as an exhibit to the Existing Agreement as if each such New Lender and Adjusting Lender had executed such Assignment and Assumptions with respect to such allocation, increase, adjustment, and decrease.  The Lenders shall make all appropriate adjustments and payments between and among themselves to account for the revised pro rata shares resulting from the initial allocation of the Lenders’ Commitments under this Agreement.

Borrowing Base.

Borrowing Base.  The initial Borrowing Base in effect as of Closing Date has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as Ninety Five Million Dollars ($95,000,000).  Such initial Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.02.  The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(d) and is subject to periodic redetermination pursuant to Sections 2.02(b) and 2.02(c).

Calculation of the Borrowing Base.

The Borrower shall deliver to the Administrative Agent and each of the Lenders on or before each March 1, beginning March 1, 2015, an Independent Engineering Report dated effective as of the immediately preceding December 31, and such other information as may be reasonably requested by any Lender with respect to the Borrowing Base Properties included or to be included in the Borrowing Base.  Upon receipt of such information, the Administrative Agent shall, in the normal course of business (but in any event within 30 days after receipt of such information), propose to the Lenders a new Borrowing Base (for purposes of this subsection, the “Proposed Borrowing Base”).  After having received notice of such proposal, the Lenders shall have 15 days to agree or disagree with the Proposed Borrowing Base.  If at the end of the 15 days, any Lender has not communicated its approval or disapproval to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base.  If at the end of such 15 days, the Required Lenders (or all of the Lenders if the Borrowing Base is to be increased) have approved or have been deemed to have approved the Proposed Borrowing Base, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.02(b)(iii).  To the extent that within such 15 day period the Administrative Agent has not received the requisite number of approvals from the Lenders, the Borrowing Base shall be redetermined at the highest amount approved by the requisite Lenders.

The Borrower shall deliver to the Administrative Agent and each Lender on or before (A) May 30, 2014, an Internal Engineering Report dated effective as of  a date mutually agreed by the Borrower and the Administrative Agent and (B) each September 1, beginning September 1, 2014, an Internal Engineering Report dated effective as of the immediately preceding June 30, and such other information as may be reasonably requested by the Administrative Agent with respect to the Borrowing Base Properties included or to be included in the Borrowing Base.  Upon receipt of such information, the Administrative Agent shall, in the normal course of business (but in any event within 30 days after receipt of such information), propose to the Lenders a new Borrowing Base (for purposes of this subsection, the “Proposed Borrowing Base”).  After having received notice of such proposal, the Lenders shall have 15 days to agree or disagree with the Proposed Borrowing Base.  If at the end of the 15 days, any Lender has not communicated its approval or disapproval to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base.  If at the end of such 15 days, the Required Lenders (or all of the Lenders if the Borrowing Base is to be increased) have approved or have been deemed to have approved the Proposed Borrowing Base, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.02(b)(iii).  To the extent that within such 15 day period the Administrative Agent has not received the requisite number of approvals from the Lenders, the Borrowing Base shall be redetermined at the highest amount approved by the requisite Lenders.

After a redetermined Borrowing Base is approved or deemed approved by the Required Lenders or all of the Lenders, as applicable, the Administrative Agent shall notify the Borrower of the amount of the redetermined Borrowing Base, and such amounts shall become the Borrowing Base, effective and applicable to the Borrower, and subject to the other provisions of this Agreement, shall be the basis on which the Borrowing Base shall thereafter be calculated until the effective date of the next redetermination of the Borrowing Base as set forth in this Section 2.02.

In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, whereupon the Administrative Agent and the Lenders shall redetermine the Borrowing Base as otherwise specified in this Section 2.02.

Each delivery of an Engineering Report by the Borrower to the Administrative Agent and the Lenders shall constitute a representation and warranty by the Borrower to the Administrative Agent and the Lenders that, except as expressly disclosed by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.06 or otherwise, (A) the Borrower and the Guarantors, as applicable, own the Oil and Gas Properties specified therein with at least 80% of the PV 9 of the Proven Reserves covered therein subject to an Acceptable Security Interest and free and clear of any Liens (except Permitted Liens), and (B) on and as of the date of such Engineering Report each Oil and Gas Property described as “proved developed” therein was developed for oil and gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells (“Wells”), were each producing oil and gas in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells or wells temporarily shut-in for workovers or other repairs in the ordinary course of business.

Interim Redetermination.  In addition to the Borrowing Base redeterminations provided for in Section 2.02(b), the Administrative Agent and the Lenders may (i) in their sole discretion make one additional redetermination of the Borrowing Base during any period between scheduled redeterminations and (ii) at the request of the Borrower make one additional redetermination of the Borrowing Base during any period between scheduled redeterminations, and in any case, based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.02(d)).  The party requesting the redetermination shall give the other party at least 10 days’ prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed.  In connection with any redetermination of the Borrowing Base under this Section 2.02(c), the Borrower shall provide the Administrative Agent and the Lenders with such information regarding the Borrower and the Guarantors’ business (including its Borrowing Base Properties, the Proven Reserves attributable thereto, and production relating thereto) as the Administrative Agent may request, including an updated Independent Engineering Report.  The Administrative Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.02(c) and the amount of the Borrowing Base as so redetermined.

Standards for Redetermination.  Each redetermination of the Borrowing Base by the Administrative Agent and the Lenders pursuant to this Section 2.02 shall be made (i) in the sole discretion of the Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.02(d)), (ii) in accordance with the Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Lenders relating to the Proven Reserves of the Borrower and the Guarantors, and (iv) based upon the estimated value of the Proven Reserves owned by the Borrower and the Guarantors as determined by the Administrative Agent and the Lenders.  In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the business, financial condition, and Debt obligations of the Borrower and its Subsidiaries and such other factors as the Administrative Agent and the Lenders customarily deem appropriate, including without limitation, commodity price assumptions, projections of production, operating expenses, general and administrative expenses, capital costs, working capital requirements, liquidity evaluations, dividend payments, environmental costs, and legal costs.  In that regard, the Borrower acknowledges that the determination of the Borrowing Base each contains an equity cushion (market value in excess of loan value), which is essential for the adequate protection of the Administrative Agent and the Lenders.  No Proven Reserves shall be included or considered for inclusion in the Borrowing Base unless the Administrative Agent and the Lenders shall have received, at the Borrower’s expense, evidence of title satisfactory in form and substance to the Administrative Agent and evidence satisfactory to the Administrative Agent that the Administrative Agent has an Acceptable Security Interest in the Oil and Gas Properties relating thereto pursuant to the Security Instruments and subject to Sections 5.10 and 5.11 of this Agreement.  At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.02, the Borrowing Base shall be equal to the redetermined amount or such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Lenders until the Borrowing Base are subsequently redetermined in accordance with this Section 2.02.

Voting.  Any changes in, or renewals of, the Borrowing Base (other than increases in the Borrowing Base) must be consented to or deemed consented to by the Required Lenders.  Any increases in the Borrowing Base must be consented to or deemed consented to by all of the Lenders.

Borrowing Base Adjustment for Dispositions and Hedge Terminations.  In addition to Borrowing Base redeterminations and adjustments set forth in clauses (b) through (d) above and (g) below, the Administrative Agent and the Lenders may make additional redeterminations of the Borrowing Base in connection with (i) any Disposition of Oil and Gas Properties of the Borrower or any Subsidiary having a BB Value which, when taken together with (A) the aggregate BB Value of all other Dispositions of Oil and Gas Properties of the Borrower or any Subsidiary which are attributable to Proven Reserves and (B) the aggregate Borrowing Base value attributed by the Required Lenders to Borrowing Base Hedges that have been subject to novations, assignments, amendments, modifications or terminations, in each case, occurring during any period between scheduled Borrowing Base redeterminations, equals or exceeds an amount equal to 5% of the Borrowing Base then in effect and (ii) any novation, assignment, modification, amendment or termination of a Borrowing Base Hedge if the Borrowing Base value attributed by the Required Lenders to such Borrowing Base Hedge, when taken together with (A) the aggregate Borrowing Base value attributed by the Required Lenders to all other Borrowing Base Hedges that have been subject to novations, assignments, amendments, modifications or terminations and (B) the aggregate BB Value of all other Dispositions of Oil and Gas Properties of the Borrower or any Subsidiary which are attributable to Proven Reserves, in each case, occurring during any period between scheduled Borrowing Base redeterminations, equals or exceeds an amount equal to 5% of the Borrowing Base then in effect.  No prior written notice from the Administrative Agent or any Lender shall be required for any redetermination made by the Lenders pursuant to this Section 2.02(f).

Borrowing Base Adjustment for Incurrence of Certain Debt.  In addition to Borrowing Base redeterminations and adjustments set forth in clauses (b) through (d) and (f) above, upon the incurrence of any Second Lien Debt (other than the initial $100,000,000 in the aggregate of Second Lien Debt incurred) or any Senior Unsecured Debt (other than Senior Unsecured Debt the proceeds of which are used to refinance Second Lien Debt), the Borrowing Base shall be automatically reduced by an amount equal to twenty-five percent (25%) of the principal amount of such Second Lien Debt or such Senior Unsecured Debt incurred.

Method of Borrowing.

Notice.  Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 12:00 noon New York, New York, time (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances or (ii) the Business Day of the proposed Borrowing, in the case of a Borrowing comprised of ABR Advances, which shall in turn give to each Lender prompt notice of such proposed Borrowing by telecopier.  Each Notice of a Borrowing shall be given by telecopier, confirmed immediately in writing, specifying the information required therein.  Each Lender shall, before 2:00 p.m. New York, New York, time on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, in the case of a Borrowing, such Lender’s Pro Rata Share of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower in a deposit account of the Borrower maintained with the Administrative Agent.

Conversions and Continuations.  The Borrower may elect to Convert or continue any Borrowing under this Section 2.03 by delivering an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 12:00 noon New York, New York, time (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) the Business Day of the proposed Conversion, in the case of a Conversion to a Borrowing comprised of ABR Advances.  Each such Notice of Conversion or Continuation shall be in writing or by telecopier confirmed immediately in writing specifying the information required therein.  Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Lender of the applicable interest rate under Section 2.09(b).

Certain Limitations.  Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above:

at no time shall there be more than six Interest Periods applicable to outstanding Eurodollar Rate Advances and the Borrower may not select Eurodollar Rate Advances for any Borrowing at any time that a Default has occurred and is continuing;

if any Lender shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the

Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Lender in respect of such Borrowing, Conversion, or continuation shall be an ABR Advance;

if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be an ABR Advance;

if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be an ABR Advance; and

if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraph (b) of this Section 2.03, the Administrative Agent shall forthwith so notify the Borrower and the Lenders and such Advances shall be made available to the Borrower on the date of such Borrowing as ABR Advances or, if an existing Advance, Convert into ABR Advances.

Notices Irrevocable.  Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower.  In the case of any Borrowing for which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III including any loss (including any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

Administrative Agent Reliance.  Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender shall not make available to the Administrative Agent such Lender’s Pro Rata Share of a Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.03, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that any Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate for such day.  If such Lender shall repay to the Administrative

Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

Lender Obligations Several.  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing.  No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Reduction of the Commitments.

The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided, that, each partial reduction shall be in the aggregate amount of $500,000 or in integral multiples of $100,000 in excess thereof.

The Commitments shall be immediately and automatically reduced to $0 if the 2016 Senior Notes are not, prior to the date 91 days prior to the scheduled maturity date thereof, either (i) amended to extend the scheduled maturity date thereof to a date at least six months past the Maturity Date or (ii) repurchased, retired, redeemed in full or refinanced in full.

Any reduction and termination of the Commitments pursuant to this Section 2.04 shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments.

Prepayment of Advances.

Optional.  The Borrower may prepay the Advances, after giving by 12:00 noon New York, New York, time on (i) in the case of Eurodollar Rate Advances, at least three Business Days’ or (ii) in the case of ABR Advances, at least one Business Day’s, irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment.  If any such notice is given, the Borrower shall prepay the Advances in whole or ratably in part (other than Advances owing to a Defaulting Lender as provided in Section 2.16) in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date; provided, however, that each partial prepayment with respect to:  (A) any amounts prepaid in respect of Eurodollar Rate Advances shall be applied to Eurodollar Rate Advances comprising part of the same Borrowing; (B) any prepayments made in respect of ABR Advances shall be made in minimum amounts of $100,000 and in integral multiples of $50,000 in excess thereof, and (C) any prepayments made in respect of any Borrowing comprised of Eurodollar Rate Advances shall be made in an aggregate principal amount of at least $500,000 and in integral multiples of $100,000 in excess thereof.  Full prepayments of any Borrowing are permitted without restriction of amounts.

Borrowing Base Deficiency.

Other than as provided in clause (b)(ii) and (iii) and subsection (c) below, if a Borrowing Base Deficiency exists, the Borrower shall, after receipt of written notice from the Administrative Agent regarding such deficiency, take any of the following actions (and the failure of the Borrower to take such actions to remedy such Borrowing Base Deficiency shall constitute an Event of Default):

(A)prepay Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base Deficiency is cured within 15 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;

(B)pledge as Collateral for the Obligations additional Oil and Gas Properties acceptable to the Required Lenders in their sole discretion (and deliver such title evidence thereto to the extent required under Section 5.10 and deliver Engineering Reports covering such Oil and Gas Properties acceptable to the Required Lenders) such that the Borrowing Base Deficiency is cured within 15 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;

(C)(1) deliver, within 15 days after the date such deficiency notice is received by the Borrower to the Administrative Agent, written notice to the Administrative Agent indicating the Borrower’s election to repay the Advances and make deposits into the Cash Collateral Account to provide cash collateral for the Letters of Credit, each in five equal consecutive monthly installments equal to one-fifth of such Borrowing Base Deficiency with the first such installment due 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent and each following installment due 30 days after the preceding installment due date, and (2) make such payments and deposits within such time periods (provided, however, that if at the end of such five (5) month period, the aggregate principal balance of the Advances plus the Letter of Credit Exposure again exceeds the lesser of (x) the Borrowing Base or (y) the aggregate Commitments, interest shall accrue on the Advances at the Default Rate until such time Borrowing Base is equal to or exceeds the aggregate principal balance of the Advances); or

(D)(1) deliver, within 15 days after the date such deficiency notice is received by the Borrower to the Administrative Agent, written notice to the Administrative Agent indicating the Borrower’s election to combine the options provided in clause (B) and clause (C) above, and also indicating the amount to be prepaid in installments and the amount to be provided as additional Collateral, and (2) make such five equal consecutive monthly installments and deliver such additional Collateral within the time required under clause (B) and clause (C) above.

Upon each reduction of the Borrowing Base, if any, resulting from a Borrowing Base redetermination made under Section 2.02(f), if a Borrowing Base Deficiency exists, then the Borrower shall, within one Business Day of receipt of net cash proceeds from the transaction that triggered such Borrowing Base redetermination, prepay the Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, in an amount equal to (A) such portion of the Borrowing Base Deficiency resulting from such reduction plus (B) if a Borrowing Base Deficiency exists prior to such reduction, an amount equal to the lesser of (i) the remaining net cash proceeds of the transaction that triggered such Borrowing Base reduction, if any and (ii) such portion of the Borrowing Base Deficiency in existence immediately prior to such reduction.

If, during the existence of a Borrowing Base Deficiency (for the avoidance of doubt, after giving effect to any reduction in the Borrowing Base pursuant to Section 2.02(g)), the Borrower or any Subsidiary receives proceeds from the incurrence of any Debt (other than Debt permitted under Section 6.02(a), (b), (c), (d), (f) or (g)) then the Borrower shall, within one Business Day after receipt of such proceeds, prepay the Advances and provide cash collateral for the Letter of Credit Exposure, in an aggregate amount equal to the lesser of (i) such Borrowing Base Deficiency and (ii) 100% of such proceeds.

Each prepayment pursuant to this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date.  Each prepayment under this Section 2.05(b) shall be applied to the Advances as requested by the Borrower if no Default then exists or, if a Default then exists, shall be applied to the Advances as determined by the Administrative Agent.

Reduction of Commitments.

If on any day the sum of the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the aggregate Commitments (including by reason of a reduction of the aggregate Commitments pursuant to Section 2.04), the Borrower shall, within one Business Day, prepay the outstanding amount of the Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the aggregate Commitments, or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, in an amount equal to such excess.  Each prepayment pursuant to this Section 2.05(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date.  Each prepayment under this Section 2.05(c) shall be applied to the Advances as requested by the Borrower if no Default then exists or, if a Default then exists, as determined by the Administrative Agent.

Defaulting Lender.  At any time when a Lender is then a Defaulting Lender, the Borrower, at Borrower’s election, may elect to terminate such Defaulting Lender’s Commitment hereunder; provided that (A) such termination must be of all of the Defaulting Lender’s Commitment, (B) the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Lender’s capacity as a Lender under this Agreement and under the other Loan Documents (including principal of and interest on the Advances owed to such Defaulting Lender, accrued Commitment Fees (subject to Section 2.16(a)(iii)), and letter of credit fees (subject to Section 2.15(a)(iii) but specifically excluding any amounts owing under Section 2.12 as result of such payment of such Advances) and shall deposit with the Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender’s  Pro Rata Share of the Letter of Credit Exposure (but including any such portion thereof that has been reallocated pursuant to Section 2.15), (C) a Defaulting Lender’s Commitment may be terminated by the Borrower under this Section 2.1(c)(ii) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders, and (D) no Default has occurred and is continuing at the time of such election and termination.  Upon written notice to the Defaulting Lender and Administrative Agent of the Borrower’s election to terminate a Defaulting Lender’s Commitment pursuant to this clause (ii) and the payment and deposit of amounts required to be made by the Borrower under clause (B) and (C) above, (1) such Defaulting Lender shall cease to be a “ Lender” hereunder for all purposes except that such Lender’s rights and obligations as a Lender under Sections 2.05(d), 2.13, 2.14, 8.08, 9.04 and 9.07 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “ Lender” hereunder, (2) such Defaulting Lender’s Commitment shall be deemed terminated, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a “ Lender” except as to its obligations under Section 8.08 and any other obligations that expressly survive, which obligations shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “ Lender” hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim by the Borrower, the Administrative Agent, Issuing Lender or any Lender may have against such Defaulting Lender.

Illegality.  If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its applicable Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 1:00 p.m. New York, New York, time (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Lender or (B) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances made by such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date, (ii) such Lender shall simultaneously make an ABR Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.

No Additional Right; Ratable Prepayment.  The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.05, and all notices given pursuant to this Section 2.05 shall be irrevocable and binding upon the Borrower.  Each payment of any Advance pursuant to this Section 2.05 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

Repayment of Advances.  Borrower shall repay to Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance, together with any accrued interest thereon, on the earlier of: (i) the Maturity Date, or (ii) such earlier date as may be required pursuant to Section 2.05, Section 7.02 or Section 7.03.

Letters of Credit.

Commitment.  From time to time from the date of this Agreement until 5 Business Days prior to the Maturity Date, at the request of the Borrower, the requested Issuing Lender shall, on the terms and conditions set forth in this Agreement (including, without limitation, the terms of Section 3.01), issue, increase, or extend the Expiration Date of, Letters of Credit for the account of the Borrower on any Business Day.  No Letter of Credit will be issued, increased, or extended:

if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Sublimit and (B) the lesser of (1) the aggregate Commitments at such time and (2) the Borrowing Base in effect at such time minus, in each case under this clause (B), the aggregate outstanding principal amount of all Advances at such time;

if such Letter of Credit has an Expiration Date later than 5 Business Days prior to the Maturity Date;

if such Letter of Credit has an expiration date later than one year after its issuance or extension; provided that any such Letter of Credit with a one-year tenor may expressly provide that it is renewable at the option of the applicable Issuing Lender for additional one-year periods;

unless such Letter of Credit Documents are in form and substance acceptable to the applicable Issuing Lender in its sole discretion;

if such Letter of Credit is a standby letter of credit, it does not support the repayment of indebtedness for borrowed money of any Person;

unless the Borrower has delivered to the applicable Issuing Lender a completed and executed Letter of Credit Application;

unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the applicable Issuing Lender;

if any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender is satisfied that it will have no Fronting Exposure after giving effect thereto.

If the terms of any Letter of Credit Application referred to in the foregoing clause (vi) conflicts with the terms of this Agreement, the terms of this Agreement shall control.  Notwithstanding anything herein to the contrary, no Issuing Lender shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory, that at the time of such funding is the subject of any Sanctions or (ii) in any  manner that would result in a violation of any Sanctions by any party to this Agreement.

Participations.  Upon the date of the issuance or increase of a Letter of Credit, the applicable Issuing Lender shall be deemed to have sold to each other Lender having a Commitment and each other Lender having a Commitment shall have been deemed to have purchased from such Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement.  The applicable Issuing Lender shall promptly notify the Administrative Agent and each such participant Lender having a Commitment by telephone, or telecopy of each Letter of Credit issued, increased, or extended, and the actual dollar amount of such Lender’s participation in such Letter of Credit.

Issuing.  Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given to the applicable Issuing Lender and the Administrative Agent not later than 12:00 noon New York, New York, time on the third Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit, and the applicable Issuing Lender shall (i) promptly after receipt of such Letter of Credit Application, confirm with the Administrative Agent that the Administrative Agent has also received a copy of such Letter of Credit Application and, if not, the such Issuing Lender shall notify the Administrative Agent of the contents thereof, and (ii) give to each other Lender prompt notice thereof by telephone, or telecopy.  Each Letter of Credit Application shall be delivered by facsimile or by mail specifying the information required therein; provided that, if such Letter of Credit Application is delivered by facsimile, the Borrower shall follow such facsimile with an original by mail to the applicable Issuing Lender.  After the applicable Issuing Lender’s receipt of such Letter of

Credit Application (by facsimile or by mail) and upon fulfillment of the applicable conditions set forth in Article III and so long as the Issuing Lender has not received a notice (in writing, by facsimile or by e-mail) of the limitation set forth in Section 2.07(a)(i), such Issuing Lender shall issue, increase, or extend such Letter of Credit for the account of the Borrower.  Each Letter of Credit Application shall be irrevocable and binding on the Borrower.

Reimbursement.  The Borrower hereby agrees to pay on demand to the applicable Issuing Lender an amount equal to any amount paid by such Issuing Lender under any Letter of Credit.  In the event the applicable Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, such Issuing Lender shall give the Administrative Agent notice of the Borrower’s failure to make such reimbursement and the Administrative Agent shall promptly notify each Lender having a Commitment of the amount necessary to reimburse such Issuing Lender.  Upon such notice from the Administrative Agent, each Lender shall promptly reimburse such Issuing Lender for such Lender’s Pro Rata Share of such amount, and such reimbursement shall be deemed for all purposes of this Agreement to be an Advance to the Borrower transferred at the Borrower’s request to such Issuing Lender.  If such reimbursement is not made by any Lender to the applicable Issuing Lender on the same day on which the Administrative Agent notifies such Lender to make reimbursement to such Issuing Lender hereunder, such Lender shall pay interest on its Pro Rata Share thereof to such Issuing Lender at a rate per annum equal to the Federal Funds Effective Rate.  The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat such reimbursements to the applicable Issuing Lender as ABR Advances under a Borrowing requested by the Borrower (without regard to the minimums and multiples referenced in Section 2.1) to reimburse such Issuing Lender which have been transferred to such Issuing Lender at the Borrower’s request.

Obligations Unconditional.  The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

any lack of validity or enforceability of any Letter of Credit Documents;

any amendment or waiver of, or any consent to or departure from, any Letter of Credit Documents;

the existence of any claim, set‑off, defense, or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Lender, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;

any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

payment by any Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower’s rights under Section 2.07(f).

Liability of Issuing Lenders.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  No Issuing Lender nor any of its officers or directors shall be liable or responsible for:

the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;

payment by any Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING AN ISSUING LENDER’S OWN NEGLIGENCE),

except that the Borrower may make a claim against such Issuing Lender for any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower claims to have been caused by such Issuing Lender’s willful misconduct or gross negligence or such Issuing Lender’s willful failure to pay under any Letter of Credit after presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit; provided that, such Issuing Lender shall not be required to reimburse or pay the Borrower for any such damages unless a court determines in a final, non-appealable judgment that such damages were caused by such Issuing Lender’s willful misconduct or gross negligence or such Issuing Lender’s willful failure to pay under any Letter of Credit after presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, an Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Cash Collateral Account.

If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to the terms hereof, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent a first priority security interest in such account and the funds therein.  The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

So long as no Default or Event of Default exists, (A) the Administrative Agent may apply the funds held in the Cash Collateral Account only to the reimbursement of any Letter of Credit Obligations, and (B) the Administrative Agent shall release to the Borrower at the Borrower’s written request any funds held in the Cash Collateral Account in excess of the amount required to be on deposit to cure a Borrowing Base Deficiency pursuant to Section 2.05(b).  During the existence of any Default or Event of Default, the Administrative Agent may apply any funds held in the Cash Collateral Account to the Obligations in any order determined by the Administrative Agent, regardless of any Letter of Credit Exposure that may remain outstanding.  The Administrative Agent may in its sole discretion at any time release to the Borrower any funds held in the Cash Collateral Account.

The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own Property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

If a Defaulting Lender deposits funds in a deposit account with the Administrative Agent pursuant to the terms of this Section 2.07(g)(iv) and Section 2.07(h), then such Lender and the Administrative Agent shall establish such cash collateral account and such Lender shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish such account and grant the Administrative Agent a first priority security interest in such account and the funds therein.  Such Defaulting Lender hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in such collateral account, whenever established, all funds held in such account from time to time, and all proceeds thereof as security for the payment of the Letter of Credit Obligations of the Borrower to be applied as provided in Section 2.07(h) below.

Defaulting Lender – Cash Collateral.  Subject to Section 2.16, if, at any time, a Defaulting Lender exists hereunder, then, at the request of Issuing Lender subject to Section 2.16, the Borrower shall fully Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.16 and any Cash Collateral provided by such Defaulting Lender).  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.07(h) or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.07(h) following (a) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (b) the determination by the Administrative Agent and Issuing Lender that there exists excess Cash Collateral; provided that, (1) subject to Section 2.16, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, (2) to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents, and (3) to the extent that such Cash Collateral was provided by the Borrower, during the existence of an Event of Default the application of such Cash Collateral shall be subject to Section 2.07(g)(ii) above, the second sentence in this Section 2.07(h) and Section 2.16(a)(ii).

Fees.

Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender having a Commitment a commitment fee at a per annum rate equal to the Commitment Fee Rate on the daily Unused Commitment Amount of such Lender, from the date of this Agreement until the Commitment Termination Date; provided that, no such commitment fee shall accrue on the Commitment of a Defaulting Lender during the period such Lender remains a Defaulting Lender.  The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December commencing on March 31, 2014, and continuing thereafter through and including the Commitment Termination Date.

Letter of Credit Fees.

The Borrower agrees to pay (A) to the Administrative Agent for the pro rata benefit of the Lenders having a Commitment a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the greater of (y) a per annum rate equal to the Applicable Margin then in effect for Eurodollar Rate Advances on the face amount of such Letter of Credit for the period such Letter of Credit is to be outstanding and (z) $500.00, and (B) to each Issuing Lender, a fronting fee for each Letter of Credit issued by such Issuing Lender equal to 0.125% per annum on the face amount of such Letter of Credit for the period such Letter of Credit is to be outstanding.  The fees set forth in (A) and (B) above shall be computed quarterly in arrears and shall be due and payable on the last day of each March, June, September, and December and on the Commitment Termination Date.

The Borrower also agrees to pay to each Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit issued by such Issuing Lender.

Other Fees.  The Borrower agrees to pay the fees provided for in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

ABR Advances.  If such Advance is an ABR Advance, a rate per annum equal at all times to the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each March, June, September, and December and on the date such ABR Advance shall be paid in full.

Eurodollar Rate Advances.  If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, and in the case of Interest Periods longer than three months, on each successive date three months after the first day of such Interest Period which occurs during such Interest Period.

Default Rate.  Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default under Section 7.01(a) or 7.01(e), all Obligations shall bear interest, after as well as before judgment, at the Default Rate and (ii) upon the occurrence and during the continuance of any Event of Default (including under Section 7.01(a) or 7.01(e)), upon the request of the Majority Lenders, all Obligations shall bear interest, after as well as before judgment, at the Default Rate.  Interest accrued pursuant to this Section 2.10(c) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand.  Notwithstanding anything to the contrary contained in this Section, in no event shall the rate of interest accruing from and after the occurrence of an Event of Default exceed the maximum amount allowed by applicable law.

Usury Recapture.

If, with respect to any Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Lender.

If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Lender the interest rates charged under Section 2.09 hereunder shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Lender the amount of the Lost Interest remaining to be recaptured by such Lender.

NOTWITHSTANDING the foregoing or any other term in this Agreement and the Loan Documents to the contrary, it is the intention of each Lender and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the ADVANCES made hereunder by such Lender or be refunded to the Borrower.

Payments and Computations.

Payment Procedures.  The Borrower shall make each payment under this Agreement and under the Notes not later than 1:00 p.m. New York, New York, time on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds without deduction, setoff, or counterclaim of any kind.  The Administrative Agent may charge, when due and payable, any deposit account of Borrower held with the Administrative Agent for all interest, principal, fees and other amounts owing to the Administrative Agent, any Issuing Lender or any Lender on or with respect to this Agreement, the Advances or the Loan Documents.  The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, an Issuing Lender, or a specific Lender pursuant to Section 2.08(a), 2.09(c), 2.12, 2.13, 2.14, 8.08, or 9.07, but after taking into account payments effected pursuant to Section 9.04) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or any Issuing Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

Computations.  All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

Non‑Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

Administrative Agent Reliance.  Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower shall not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate for such day.

Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set‑off, or otherwise) on account of the Advances or Letter of Credit Obligations made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set‑off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The provisions of this Section 2.11 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.11 shall apply).

Breakage Costs.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

any continuation, conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for in Section 2.16) of any Advance other than an ABR Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or convert any Advance other than an ABR Advance on the date or in the amount notified by the Borrower; or

any assignment of an Eurodollar Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.14;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.12, the requesting Lender shall be deemed to have funded the Eurodollar Advances made by it at the LIBO Rate used in determining the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Advance was in fact so funded.

Increased Costs.

If any Change in Law shall:

impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or any Issuing Lender;

impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or any Letter of Credit or participation therein; or

subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Eurodollar Rate Advance (or of maintaining its obligation to make any such Advance) or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

If any Lender or any Issuing Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Taxes.

Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

Payment of Other Taxes by the Borrower.  The Borrower shall, and shall cause each Subsidiary to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this Section 2.14, the Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.06(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

Status of Lenders.

Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g)  (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Survival.  Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Defined Terms.  For purposes of this Section 2.14, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

Mitigation Obligations; Replacement of Lenders.

Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.13, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A Lender shall not be required to make any such delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such delegation cease to apply.

Replacement of Lenders.  If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender suspends its obligation to continue, or Convert Advances into, Eurodollar Advances pursuant to Section 2.03(c)(ii) or Section 2.05(d), (iv) any Lender becomes a Defaulting Lender, or (v) any Lender refuses to consent to an amendment, modification or waiver of this Agreement that requires consent of 100% of the Lenders pursuant to Section 9.01 and that has been approved by the Majority Lenders (any such Lender described in any of the preceding clauses (i) – (iv), being a “Subject Lender”), then the Borrower may, at the Borrower’s sole expense and effort and upon notice to such Subject Lender and the Administrative Agent and, in the case of a Defaulting Lender, the Administrative Agent may, upon notice to such Defaulting Lender and the Borrower, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) provided that:

other than for an assignment of a Defaulting Lender requested by the Administrative Agent, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.06;

such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12 other than in the case of a Defaulting Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

such assignment does not conflict with applicable Legal Requirements; and

a Subject Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Subject Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.15(b) and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Assumption required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.  In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.15(b), the Borrower may terminate such Defaulting Lender’s applicable Commitment as provided in Section 2.04.

Defaulting Lender Provisions.

(a) Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Legal Requirement:

Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Majority Lenders” and “Required Lenders.”

Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.04 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, on a pro rata basis, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.07(h); fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.07(h); sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.16(a)(vi). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Certain Fees.

No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

No Defaulting Lender shall be entitled to receive letter of credit fees for any period during which that Lender is a Defaulting Lender, except to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.07(h).

With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to

Issuing Lender, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in the Letter of Credit Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s applicable Commitments) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of (1) the aggregate amount of Advances owing to such Non-Defaulting Lender, plus (2) such Non-Defaulting Lender’s participation in Letters of Credit to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within one Business Day, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.07(h).

Defaulting Lender Cure.  If the Borrower, Administrative Agent, and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held pro rata by the applicable Lenders in accordance with the applicable Commitments (without giving effect to Section 2.16(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III CONDITIONS

Conditions Precedent to Effectiveness.  The Existing Agreement shall be amended and restated in its entirety as set forth herein and this Agreement shall become effective upon the occurrence of the following conditions precedent:

Documentation.  The Administrative Agent shall have received the following duly executed (which may be, in the Administrative Agent’s sole discretion, by facsimile or scanned pdf email) by all the parties thereto, in form and substance satisfactory to the Administrative Agent, the Issuing Lenders and the Lenders, and, where applicable, in sufficient copies for each Lender:

this Agreement, a Note payable to the order of each Lender in the amount of its Commitment, the Security Agreements, the Guaranties, the Pledge Agreements, the Intercreditor Agreement, and Mortgages encumbering at least 80% of the PV 9 of all of the Borrower’s and the Guarantors’ Oil and Gas Properties constituting Proven Reserves, and each of the other Loan Documents, and all attached exhibits and schedules;

a favorable opinion of the Borrower’s and the Guarantors’ counsel in New York and Texas dated as of the date of this Agreement in form and substance reasonably satisfactory to the Administrative Agent;

a certificate of the secretary, assistant secretary or Responsible Officer of the Borrower certifying copies as of the date of this Agreement of (A) the resolutions of the board of directors of the Borrower approving the Loan Documents to which the Borrower is a party, (B) the articles or certificate of incorporation and the bylaws of the Borrower, (C) certificates of good standing and existence for the Borrower in (1) the state, province or territory in which the Borrower is organized and (2) each other state, province or territory in which the Borrower is required to be qualified to do business under Section 5.03, which certificates shall be dated a date not earlier than 30 days prior to the date hereof, (D) the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Notes, Notices of Borrowing, Notices of Conversion or Continuation, and the other Loan Documents and Hedge Contracts to which the Borrower is a party and (E) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, and the other Loan Documents;

a certificate of the secretary, an assistant secretary or Responsible Officer of each Guarantor certifying copies as of the date of this Agreement of (A) the resolutions of the Board of Directors (or other applicable governing body) of such Guarantor approving the Loan Documents to which it is a party, (B) the articles or certificate (as applicable) of incorporation (or organization) and bylaws of such Guarantor, (C) certificates of good standing and existence for each Guarantor in (1) the state, province or territory in which each Guarantor is organized and (2) each other state, province or territory in which each Guarantor is required to be qualified to do business under Section 5.03, which certificates shall be dated a date not earlier than 30 days prior to the date hereof, (D) the names and true signatures of officers of such Guarantor authorized to sign the Guaranty, Security Instruments and the other Loan Documents to which such Guarantor is a party and (E) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranty, the Security Instruments, and the other Loan Documents to which such Guarantor is a party;

a certificate dated as of the Closing Date from a Responsible Officer of the Borrower stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;

appropriate UCC-1 and UCC-3, as applicable, Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;

insurance certificates naming the Administrative Agent as lender loss payee or additional insured, as applicable, and evidencing insurance which meets the requirements of this Agreement and the Security Instruments, and which is otherwise satisfactory to the Administrative Agent;

a copy of an Independent Engineering Report dated as of December 31, 2013 prepared by Huddleston & Co., Inc.;

to the extent required in connection with the Pledge Agreements, (A) stock or, to the extent applicable under the Person’s organizational documents, membership or partnership interest certificates, and stock powers executed in blank for each such stock certificate endorsed in blank to the Administrative Agent and (B) to the extent such Person is a limited liability company or a limited partnership, copies of its limited liability company agreement, partnership agreement or other similar document the terms of which expressly provide that membership interests or partnership interests, as applicable, in such Person are securities governed by Chapter 8 of the Uniform Commercial Code in effect in the State of New York; and

such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request.

Payment of Fees.  On the date of this Agreement, the Borrower shall have paid the fees required by Section 2.08(c) and all costs and expenses that have been invoiced not less than two (2) days prior to the Closing Date and are payable pursuant to Section 9.04, together with such additional amounts as shall constitute the Administrative Agent’s counsel’s reasonable estimate of expenses and disbursements to be incurred by such counsel in connection with the recording and filing of Mortgages and Uniform Commercial Code financing statements; provided, that, such estimate shall not thereafter preclude further settling of accounts between the Borrower and the Administrative Agent.

Delivery of Financial Statements.  The Administrative Agent and the Lenders shall have received true and correct copies of (i) the Financial Statements, (ii) the Interim Financial Statements and (iii) such other financial information as the Lenders may reasonably request.

Security Instruments.  The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent to determine that the Administrative Agent (for its benefit and the benefit of the Lenders) shall have an Acceptable Security Interest in the Collateral and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.

Title.  The Administrative Agent shall have received such title information as the Administrative Agent may reasonably require, all of which shall be reasonably satisfactory to the Administrative Agent in form and substance, on at least 80% of the PV 9 of all of the Borrower’s and the Guarantors’ Oil and Gas Properties constituting Proven Reserves, as set forth in the Independent Engineering Report delivered to the Administrative Agent prior to the effective date of this Agreement.

No Proceeding or Litigation; No Injunctive Relief.  No action, suit, investigation or other proceeding (including the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with (A) any of the Oil and Gas Properties or other Properties of the Borrower and its Subsidiaries which, in the Administrative Agent’s sole discretion, could reasonably be expected to result in a Material Adverse Change or (B) this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.

Consents, Licenses, Approvals, etc.  The Administrative Agent shall have received true copies (certified to be such by the Borrower or other appropriate party) of all consents, licenses and approvals required in accordance with applicable Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Loan Documents, in each case to the extent requested by the Administrative Agent.  In addition, the Borrower, the Guarantors and their respective Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower, such Guarantors and such Subsidiaries and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

Material Contracts.  The Borrower shall have delivered to the Administrative Agent copies of all material contracts, agreements or instruments to the extent requested by the Administrative Agent.

Notice of Borrowing.  If an Advance is requested on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing from the Borrower in the form of Exhibit F, with appropriate insertions and executed by a duly authorized Responsible Officer of the Borrower.

USA Patriot Act.  The Borrower has delivered to each Lender that is subject to the Act such information requested by such Lender in order to comply with the Act.

Hedging Arrangements.  The Administrative Agent shall be satisfied with the Borrower’s and its Subsidiaries’ existing Hedge Contracts.

Flood Insurance.  With respect to each Designated Building, if any, the Administrative Agent shall have received all documentation required pursuant to Section 5.02(d).

Second Lien Credit Agreement.  Administrative Agent shall have received a copy of each of the Second Lien Loan Documents, in each case, duly executed by each of the parties thereto and in form and substance reasonably satisfactory to Administrative Agent.

Conditions Precedent to All Borrowings.  The obligation of each Lender to make an Advance on the occasion of each Borrowing and of each Issuing Lender to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or on the date of such issuance, increase, or extension of such Letter of Credit, as applicable, such statements are true):

the representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date and time); and

no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, or would result from the issuance, increase, or extension of such Letter of Credit.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Existence; Subsidiaries.  The Borrower is a corporation duly organized and validly existing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification, except where failure to be so qualified could not reasonably be expected to result in a Material Adverse Change.  Each Subsidiary of the Borrower (other than any Non-Guarantor Subsidiary) is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification, except where failure to be so qualified could not reasonably be expected to result in a Material Adverse Change.  As of the date of this Agreement, the Borrower has no Subsidiaries other than listed on Schedule 4.01 and the Borrower owns no other Equity Interests in any Person except in such Subsidiaries and otherwise as set forth in Schedule 4.01.

Power.  The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Loan Documents to which it is a party and by the Guarantors of the Guaranties and the other Loan Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower’s and such Guarantors’ governing powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) the Borrower’s or any Guarantor’s certificate or articles of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreement, or other similar governance documents or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Guarantor, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.  At the time of each Advance and the issuance, extension or increase of a Letter of Credit, such Advance and such Letter of Credit, and the use of the proceeds of such Advance and such Letter of Credit, will be within the Borrower’s governing powers, will have been duly authorized by all necessary governing action, will not contravene (i) the Borrower’s certificate of incorporation, bylaws or other organizational documents or (ii) any law or any contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

Authorization and Approvals.  No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Loan Documents  to which the Borrower is a party or by each Guarantor of its Guaranty or the other Loan Documents to which it is a party or the consummation of the transactions contemplated thereby, except for (a) the filing of UCC-1 Financing Statements and the Mortgages in the state and county filing offices and (b) those consents and approvals that have been obtained or made on or prior to the date of this Agreement and that are in full force and effect.  At the time of each Borrowing and each issuance, increase or extension of a Letter of Credit, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or such issuance, increase or extension of such Letter of Credit or the use of the proceeds of such Borrowing or such Letter of Credit, except for (i) the filing of any additional UCC-1 Financing Statements and the

Mortgages in the state and county filing offices and (ii) those consents and approvals that have been obtained or made on or prior to the date of such Borrowing, which are, as of the date of such Borrowing, in full force and effect.

Enforceable Obligations.  This Agreement, the Notes, and the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the Guaranties and the other Loan Documents to which each Guarantor is a party have been duly executed and delivered by such Guarantors.  Each Loan Document is the legal, valid, and binding obligation of the Borrower and any Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable Debtor Relief Law or other similar law affecting creditors’ rights generally and by general principles of equity.

Financial Statements.

The Borrower has delivered to the Administrative Agent and the Lenders copies of the Financial Statements and the Interim Financial Statements, and the Financial Statements and the Interim Financial Statements are accurate and complete in all material respects and present fairly the financial condition of Borrower and its Subsidiaries as of their respective dates and for their respective periods in accordance with GAAP.  As of the date of the Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Borrower, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

Since December 31, 2012, no event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred.

As of the date of this Agreement, neither the Borrower nor any of its Subsidiaries has any Debt other than the Debt listed on Schedule 4.05.

True and Complete Disclosure.  All factual information (excluding estimates) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of the Guarantors in writing to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower and the Guarantors in writing to the Administrative Agent or any of the Lenders shall be, true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time.  All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

Litigation; Compliance with Laws.

There is no pending or, to the knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of the Guarantors before any court, Governmental Authority or arbitrator which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document.  Additionally, there is no pending or, to the knowledge of the Borrower, threatened action or proceeding instituted against the Borrower or any of the Guarantors which seeks to adjudicate the Borrower or any of the Guarantors as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

The Borrower and its Subsidiaries have complied in all respects with all statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property where non-compliance could reasonably be expected to result in a Material Adverse Change.

Use of Proceeds.  The proceeds of the Advances will be used by the Borrower for the purposes described in Section 5.09.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Investment Company Act.  Neither the Borrower nor any of the Guarantors is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Federal Power Act.  Neither the Borrower nor any of the Guarantors is subject to regulation under the Federal Power Act, as amended or any other Legal Requirement which regulates the incurring by such Person of Debt, including Legal Requirements relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Taxes.

Reports and Payments.  All Returns (as defined below in clause (c) of this Section 4.11) required to be filed by or on behalf of the Borrower, the Guarantors, or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained, except where the failure to so file could not be reasonably expected to cause a Material Adverse Change; such Returns are complete and correct in all material respects; and all Taxes shown to be due and payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Financial Statements or (ii) taxes that are being contested in good faith.  The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person, except for such Taxes or reserves therefor, the failure to pay or provide for which does not and could not reasonably be expected to cause a Material Adverse Change.

Taxes Definition.  “Taxes” in this Section 4.11 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on or with respect to any such assessment).

Returns Definition.  “Returns” in this Section 4.11 shall mean any federal, state, local, or foreign report, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

Pension Plans.  All Plans are in compliance in all material respects with all applicable provisions of ERISA.  No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code.  No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code.  No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code.  The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits.  Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability.  As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization.  Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Condition of Property; Casualties.  Each of the Borrower and the Guarantors has good and defensible title to all of its material (individually and in the aggregate) Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens except for Permitted Liens.  The Properties used or to be used in the continuing operations of the Borrower and each of the Guarantors are in good repair, working order and condition, except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Change.  Since the date of the Financial Statements, neither the business nor any Property of the Borrower or any Guarantor has been adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy, except to the extent such adverse event could not reasonably be expected to cause a Material Adverse Change.

No Defaults.

Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change or under any agreement in connection with any Debt.

No Default has occurred and is continuing.

Environmental Condition.

Permits, Etc.  The Borrower and the Guarantors (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in compliance with all terms and conditions of such Permits and with all other requirements of applicable Environmental Laws; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Permit; and (iv) are not subject to any actual or contingent Environmental Claim, except, in the case of clauses (i) through (iv), where such failure to obtain, such failure to comply, such violation or such Environmental Claim could not reasonably be expected to cause a Material Adverse Change.

Certain Liabilities.  To the Borrower’s actual knowledge, none of the present or previously owned or operated Property of the Borrower or any Guarantor or of any of their former Subsidiaries, wherever located: (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws and which listing, event or other circumstance described in this clause (i) could reasonably be expected to cause a Material Adverse Change; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of the Guarantors, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third‑party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

Certain Actions.  Without limiting the foregoing: (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower or the Guarantors or any of their former Subsidiaries on any of their presently or formerly owned or operated Property, except where failure to file such notices or failure to take such action could not reasonably be expected to cause a Material Adverse Change, and (ii) the present and, to the Borrower’s knowledge, future liability, if any, of the Borrower and the Guarantors which could reasonably be expected to arise in connection with requirements under Environmental Laws could not reasonably be expected to result in a Material Adverse Change.

Permits, Licenses, Etc.  The Borrower and the Guarantors (a) possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade name rights and copyrights which are material to the conduct of their business and (b) manage and operate their business in all material respects in accordance with all applicable Legal Requirements and good industry practices, except, in each case, to the extent failure to do so could not reasonably be expected to cause a Material Adverse Change.

Gas Contracts.  Neither the Borrower nor any of the Guarantors, as of the date hereof and as of the Closing Date: (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Borrower’s and the Guarantors’ Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery, except to the extent such obligations could not reasonably be expected to cause a Material Adverse Change, or (b) except as has been disclosed to the Administrative Agent, has produced gas, in any material amount, subject to, and none of the Borrower’s and the Guarantors’ Oil and Gas Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, except where being subject to such rights and duties could not reasonably be expected to cause a Material Adverse Change.

Liens; Titles, Leases, Etc.  None of the Property of the Borrower or any of the Guarantors is subject to any Lien other than Permitted Liens.  On the Closing Date, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions or, with respect to any filings or recordings necessary to create and perfect such Liens, arrangements to do so shall have been made.  All leases and agreements necessary for the conduct of business of the Borrower and the Guarantors are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such leases or agreements, in each case, other than to the extent it could not reasonably be expected to result in a Material Adverse Change.  Except as disclosed in writing to the Administrative Agent, no Building exists on any real property that constitutes Collateral.  All Designated Buildings meet the criteria set forth in Section 5.02(d).

Solvency.  Before and after giving effect to the making of the each Credit Extension, each of the Borrower and its Subsidiaries is Solvent.

Hedging Agreements.  Schedule 4.20 sets forth, as of the date hereof and as of the Closing Date, a true and complete list of all Interest Hedge Agreements, Hydrocarbon Hedge Agreements, and any other Hedge Contract of the Borrower and each Guarantor, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

Material Agreements.  Other than the Loan Documents and any Hedge Contracts listed on Schedule 4.20,  Schedule 4.21 sets forth a complete and correct list of (a) all material agreements and other instruments of the Borrower and the Guarantors in effect or to be in effect as of the Closing Date relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons which are not cancelable on 60 days notice or less without penalty and have a maturity or expiry date of longer than six (6) months from the date hereof, and (b) all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date providing for, evidencing, securing or otherwise relating to any Debt of the Borrower, any Guarantor or any of their respective Subsidiaries, and all obligations of the Borrower, any Guarantor or any of their respective Subsidiaries to issuers of surety or appeal bonds issued for account of the Borrower, any Guarantor or any of their respective Subsidiaries, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation.  Except as detailed otherwise in Schedule 4.21, the Borrower has heretofore delivered to the Administrative Agent and the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments listed therein, including any modifications or supplements thereto, as in effect as of the Closing Date and requested by the Administrative Agent.

Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Advance or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE V AFFIRMATIVE COVENANTS

So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding or any Letter of Credit Exposure shall exist, or any Lender shall have any Commitment hereunder, the Borrower agrees, unless the Majority Lenders shall otherwise consent in writing, to comply with the following covenants:

Compliance with Laws, Etc.  The Borrower shall comply, and cause each of its Subsidiaries to comply, in all respects with all Legal Requirements, except in such instances in which (a) such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted or (b) failure to comply could not reasonably be expected to result in a Material Adverse Change.  Without limitation of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business, except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Change, and (b) obtain, as soon as practicable, all consents or approvals required from the United States or any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Borrower’s and its Subsidiaries’ Oil and Gas Properties to the extent required under Section 5.08.  The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Maintenance of Insurance.

The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds”, provide for a waiver of subrogation in favor of the Administrative Agent and the Lenders and provide that the insurer will give at least 30 days prior notice of any cancellation to the Administrative Agent (or 10 days prior notice in the case of cancellation resulting from non-payment of premium).

Borrower shall furnish to Administrative Agent certified copies of policies or certificates thereof, and endorsements and renewals thereof for all such policies promptly upon request by the Administrative Agent.  In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to the Borrower or a Subsidiary and any Obligations are outstanding, except as permitted under Section 5.02(c) below, the Borrower shall deliver such proceeds to the Administrative Agent immediately upon receipt.

To the extent that Administrative Agent is entitled to receive insurance claim proceeds as loss payee, unless (i) there is deemed to be a total loss and as such a particular piece of Collateral is not replaceable or repairable or (ii) there exists an Event of Default, such insurance claim proceeds shall first be applied to replace or repair the damaged or lost Collateral and then the remaining proceeds, if any, shall be delivered to the Administrative Agent.

The Borrower shall, and shall cause each Subsidiary to provide the following with respect to each Designated Building: (i) information and documentation sufficient to obtain a standard life of loan flood hazard determination certificate issued by a flood hazard certification firm acceptable to the Administrative Agent (“SFHDF”) for such parcel or other portion of the Oil and Gas Properties upon which is located any Designated Building and (ii) an SFHDF indicating that the Designated Building is not located in a Special Flood Hazard Area, as defined in the FDPA, or, if the SFHDF indicates that the Designated Building is located in a Special Flood Hazard Area, (A) a written notice of that fact, acknowledged by Borrower and any applicable Guarantor, (B) evidence of adequate flood insurance on the Designated Building and its contents located on the Oil and Gas Properties and (C) such other information required by the Administrative Agent or any Lender for compliance with (x) any applicable requirements of the FDPA or other similar applicable laws, rules or regulations, or (y) promptly following written notice thereof from the Administrative Agent or any Lender, any applicable requirements of the Administrative Agent or any Lender in accordance with the Administrative Agent's or such Lender's standard policies and practices. The Mortgages shall expressly exclude from the description of the Collateral covered thereby, and shall not otherwise encumber, any Building which is not a Designated Building  meeting the foregoing criteria.

Preservation of Corporate Existence, Etc.  The Borrower shall preserve and maintain, and cause each of its Subsidiaries (other than a Non-Guarantor Subsidiary) to preserve and maintain, its corporate, partnership or limited liability company, as applicable, existence (except as otherwise permitted pursuant to Section 6.04), rights, franchises, and privileges in the jurisdiction of its incorporation or organization, as applicable, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.

Payment of Taxes, Etc.  The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which such reserves as may be required by GAAP, if any, have been established.

Visitation Rights.  At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Subsidiaries to, permit the Administrative Agent and any Lender or any of their respective agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, the Borrower and any such Subsidiary, and (b) discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors.

Reporting Requirements.  The Borrower shall furnish to the Administrative Agent and each Lender:

Annual Financials.  As soon as available and in any event not later than 120 days after the end of each fiscal year of the Borrower and its consolidated Subsidiaries: (i) a copy of the annual audit report for such year for the Borrower and such consolidated Subsidiaries, including therein the Borrower’s and such consolidated Subsidiaries’ balance sheet as of the end of such fiscal year and the Borrower’s and such consolidated Subsidiaries’ statement of income, cash flows, and retained earnings, in each case certified by independent certified public accountants of national standing reasonably acceptable to the Administrative Agent, (ii) a certificate of such accounting firm reasonably acceptable to the Administrative Agent certifying that (A) the audit of the business of the Borrower and its consolidated Subsidiaries was conducted by such accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States) and (B) balance sheet and related statements of income, cash flow, and retained earnings were prepared in accordance with GAAP, which report and certificate shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (iii) a Compliance Certificate executed by a Responsible Officer of the Borrower (together with a certificate executed by a Responsible Officer of the Borrower indicating, with respect to each Guarantor, whether such Guarantor is or is not a Qualified ECP Guarantor as of the date of delivery of such Compliance Certificate);

Quarterly Financials.  As soon as available and in any event not later than 60 days after the end of each fiscal quarter of the Borrower and its consolidated Subsidiaries: (i) the unaudited balance sheet and the unaudited consolidated statement of income, cash flows, and retained earnings of the Borrower and such consolidated Subsidiaries for such fiscal period and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified (subject to the absence of footnotes and to year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP; and (ii) a Compliance Certificate executed by a Responsible Officer of the Borrower (together with a certificate executed by a Responsible Officer of the Borrower indicating, with respect to each Guarantor, whether such Guarantor is or is not a Qualified ECP Guarantor as of the date of delivery of such Compliance Certificate);

Oil and Gas Engineering Reports.

At the times required by Section 2.02(b) or (c), an Independent Engineering Report;

At the times required by Section 2.02(b) or (c), an Internal Engineering Report;

Such other information as may be reasonably requested by the Administrative Agent with respect to the Borrowing Base Properties included or to be included in the Borrowing Base;

With the delivery of each Engineering Report, a certificate from a Responsible Officer of the Borrower certifying that, to the best of his knowledge and in all material respects: (a) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct, (b) the Borrower or the Guarantor, as applicable, owns good and defensible title to the Oil and Gas Properties evaluated in such Engineering Report as is customary in the oil and gas industry in all material respects, and such Properties are subject to an Acceptable Security Interest to the extent required herein and are free of all Liens except for Permitted Liens, (c) none of its Oil and Gas Properties listed in the immediately preceding Engineering Report as having Proven Reserves have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of such Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, and (d) attached to the certificate is a list of Persons disbursing at least 80% of proceeds to the Borrower or to a Guarantor, as applicable, from its Oil and Gas Properties;

Production Reports.  Within 45 days after the end of each fiscal quarter, a report setting forth, for each fiscal quarter during the then-current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such quarter from all of the Borrower’s and the Guarantors’ Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such quarter;

Defaults.  Promptly and in any event within five days after the occurrence of any Default, a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;

Termination Events.  Promptly and in any event (i) within 30 days after (A) the Borrower knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, or (B) the Borrower acquires knowledge that any member of the Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after (A) the Borrower knows or has reason to know that any other Termination Event with respect to any Plan has occurred, or (B) the Borrower acquires knowledge that any of its Affiliates knows that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Affiliate proposes to take with respect thereto;

Termination of Plans.  Promptly and in any event within two Business Days after (i) receipt thereof by the Borrower from the PBGC, or (ii) the Borrower acquires knowledge of any Controlled Group member’s receipt thereof from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

Other ERISA Notices.  Promptly and in any event within five Business Days after (i) receipt thereof by the Borrower from a Multiemployer Plan sponsor, or (ii) the Borrower acquires knowledge of any Controlled Group member’s receipt thereof from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

Environmental Notices.  Promptly upon the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of request, notice, summons or citation received from the Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and could reasonably be expected to cause a Material Adverse Change, (ii) any action or omission on the part of the Borrower or any Subsidiary or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability therefor that could reasonably be expected to cause a Material Adverse Change, including any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower or any Subsidiary or their former Subsidiaries, or any of their leased or owned Property, wherever located;

Other Governmental Notices.  Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, a copy of any notice, summons, citation, or proceeding seeking to modify in any respect, revoke, or suspend any contract, license, permit or agreement with any Governmental Authority, if such modification, revocation or suspension could reasonably be expected to cause a Material Adverse Change;

Material Changes.  Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in a Material Adverse Change;

Disputes, Etc.  Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower threatened, or affecting the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Subsidiaries and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Oil and Gas Property of the Borrower or any Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property not otherwise adequately covered by insurance shall exceed $2,000,000;

Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other material report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of managers or directors (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter or report, in each case excluding any routine correspondence;

Notices Under Other Loan Agreements.  Promptly after the furnishing thereof, copies of any default statement or notice of default furnished to any Person pursuant to the terms of any Second Lien Loan Document or any other indenture, loan or credit or other similar agreement governing Debt (including, without limitation, Senior Unsecured Debt), other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06;

Other Quarterly Reports.  Upon the request of the Administrative Agent, as soon as available and in any event not later than 45 days after the date of such request; (i) an accounts receivable aging report in a form reasonably satisfactory to the Administrative Agent; (ii) an accounts payable report in a form reasonably satisfactory to the Administrative Agent as of the last Business Day of the immediately preceding fiscal quarter and (iii) a list of the Borrower’s and its Subsidiaries’ purchasers of Hydrocarbons;

Hedging Report.  As soon as available and in any event within 45 days after the end of each calendar quarter, a report, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such calendar quarter a true and complete list of all Hedge Contracts (including commodity price swap agreements, forward agreements with terms in excess of thirty days or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and its Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto not listed on Schedule 4.20, any margin required or supplied under any credit support document, and the counter party to each such agreement;

USA Patriot Act.  Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

Notice Regarding Hedge Contracts.  At least two  (2) Business Days prior to any novation, assignment or termination of, or amendment or modification to, any Borrowing Base Hedge prior to the end of its original, nominal term, written notice of such novation, assignment, termination, amendment or modification, including the identities of the parties to such Borrowing Base Hedge; provided that no such notice shall be required if, after giving effect to such novation, assignment, termination, amendment or modification, the sum of (a) the aggregate BB Value attributed to all Borrowing Base Hedges that have been novated, assigned, amended, modified or terminated during the then current period between scheduled Borrowing Base redeterminations plus (b) the aggregate BB Value of all Dispositions of Oil and Gas Properties which are attributable to Proven Reserves that have been consummated during the then current period between scheduled Borrowing Base redeterminations, does not exceed an amount equal to 5% of the Borrowing Base then in effect;

Annual Projections.  As soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries, covering the immediately following fiscal year; and

Non-Qualified ECP Guarantor.  Prompt written notice if any Guarantor ceases to be a Qualified ECP Guarantor.

Other Information.  Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request.

Any documentation or information that Borrower is required to deliver to the Administrative Agent under this Section 5.06 shall be deemed to have been delivered to the Administrative Agent on the date on which such information or documentation is posted and available for public view to then-current website for the SEC.

Maintenance of Property.  Subject to Section 6.04, the Borrower shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair in accordance with customary industry standards, ordinary wear and tear excepted; and shall abstain, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Agreement to Pledge.  The Borrower shall, and shall cause each Subsidiary (other than any Non-Guarantor Subsidiary) to, grant to the Administrative Agent an Acceptable Security Interest in any Property of the Borrower or such Subsidiary now owned or hereafter acquired, including Oil and Gas Properties constituting Proven Reserves, promptly after receipt of a written request from the Administrative Agent; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower and such Subsidiaries shall not be required to grant an Acceptable Security Interest in any Oil and Gas Properties that constitute more than 80% of the PV 9 of all of the Borrower’s and the Guarantors’ Oil and Gas Properties constituting Proven Reserves (but in no event shall the

Administrative Agent have an Acceptable Security Interest in less than 80% of the PV 9 of all of the Borrower’s and the Guarantors’ Oil and Gas Properties constituting Proven Reserves).

Use of Proceeds.  The Borrower shall use the proceeds of the Advances and Letters of Credit (a) to finance the acquisition, exploration, development, maintenance and production of Oil and Gas Properties, (b) to refinance the advances and other obligations outstanding under the Existing Agreement and (c) to redeem or otherwise prepay or repay Senior Unsecured Debt to the extent permitted by Section 6.17 of this Agreement and (d) for other working capital and general corporate purposes (other than the redemption or prepayment of Senior Unsecured Debt).

Title Evidence.

On or before the delivery to the Administrative Agent and the Lenders of each Engineering Report required by Section 5.06(c), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Borrower’s and the Guarantors’ Oil and Gas Properties constituting Proven Reserves evaluated by such Engineering Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the PV 9 of all of the Borrower’s and the Guarantors’ Oil and Gas Properties constituting Proven Reserves.

If the Borrower has provided title information for Oil and Gas Properties under Section 5.10(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such Oil and Gas Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 6.01 raised by such information, (ii) substitute acceptable mortgaged properties with no title defects or exceptions except for Permitted Liens having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the PV 9 of all of the Borrower’s and the Guarantors’ Oil and Gas Properties constituting Proven Reserves.

If the Borrower is unable to cure any title defect requested by the Administrative Agent to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the PV 9 of all of the Borrower’s and the Guarantors’ Oil and Gas Properties constituting Proven Reserves, such default shall not be a Default (unless a similar default occurs under the Second Lien Credit Agreement which results in an Event of Default under Section 7.01(n)), but instead the Administrative Agent shall have the right to exercise the following remedy in its sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent.  To the extent that the Administrative Agent is not satisfied with title to any mortgaged property after the 60-day period has elapsed, such unacceptable mortgaged property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to be the BB Value of such unacceptable mortgaged property.  This new Borrowing Base shall become effective immediately after receipt of such notice.

Further Assurances.  The Borrower shall, and shall cause each Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement.  The Borrower hereby authorizes the Lenders or the Administrative Agent to file any financing statements without the signature of the Borrower to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents.  The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.

Leases; Development and Maintenance.  The Borrower shall, and shall cause its Subsidiaries (other than the Non-Guarantor Subsidiaries) to, (a) pay and discharge promptly, or cause to be paid and discharged promptly, all material rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed, in all material respects, all of the oil and gas leases and all other agreements and contracts constituting or affecting the Oil and Gas Properties of the Borrower and its Subsidiaries (except where the amount thereof is being contested in good faith by appropriate proceedings), (b) do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof (except any forfeiture of oil and gas leases constituting a Disposition otherwise permitted under Section 6.04(b)) or default thereunder, and operate or cause to be operated such Properties as a prudent operator would in accordance with industry standard practices and in compliance in all material respects with all applicable proration and conservation Legal Requirements and any other Legal Requirements of every Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other Hydrocarbons therefrom, and (c) maintain (or cause to be maintained) the leases, wells, units and acreage to which the Oil and Gas Properties of the Borrower and its Subsidiaries pertain in a prudent manner consistent with industry standard practices.

ARTICLE VI NEGATIVE COVENANTS

So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding or any Letter of Credit Exposure shall exist, or any Lender shall have any Commitment, the Borrower agrees, unless the Majority Lenders otherwise consent in writing, to comply, and to cause its Subsidiaries to comply, with the following covenants.

Liens, Etc.  The Borrower shall not create, assume, incur, or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume, or suffer to exist:

Liens securing the Obligations;

purchase money Liens or purchase money security interests upon or in any equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business created prior to or at the time of the Borrower’s or such Subsidiary’s acquisition of such equipment; provided that such Liens secure Debt that (i) was incurred solely for the purpose of financing or refinancing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other Properties of the Borrower or its Subsidiaries, and (iii) is not increased in amount;

Liens securing Capital Leases; provided such Liens secure Debt that (i) is secured only by the Property leased under such Capital Leases and not any other Properties of the Borrower or any of its Subsidiaries and (ii) is not increased in amount;

Liens for taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

Liens in favor of vendors, carriers, warehousemen, landlords, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor;

Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Subsidiary to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor;

royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments;

Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower;

Liens arising under Leases, operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of Borrower or any Subsidiary or materially detract from the value or use of the Property to which they apply;

deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business;

Liens on cash or securities of the Borrower or any Guarantor in an aggregate amount not to exceed $5,000,000 securing obligations arising under Hydrocarbon Hedge Agreements or Interest Hedge Agreements which are not prohibited by the terms of Section 6.14, with counterparties that were not Lenders or Affiliates of a  Lender at the time such Hydrocarbon Hedge Agreements or Interest Hedge Agreements were entered into;

Liens described in Schedule 6.01;

other Liens securing Debt permitted under Section 6.02 in an aggregate principal amount outstanding not to exceed $5,000,000 at any time;  provided, that the Borrower shall not, and shall not permit any of its Subsidiaries to, permit to exist any such Lien on any Building situated on any Oil and Gas Property;  and

Liens securing the Second Lien Debt to the extent permitted under the Intercreditor Agreement.

Debts, Guaranties, and Other Obligations.  The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

Debt of the Borrower and its Subsidiaries under the Loan Documents;

Debt listed on Schedule 4.05(a) and any refinancings, refundings, renewals and extensions thereof; provided that the amount of such Debt may not be increased except by an amount equal to the premium paid, if any, and fees and expenses incurred in connection with such refinancing, refunding, renewal or extension;

Debt secured by the Liens permitted under paragraph (b) or (c) of Section 6.01, in an aggregate principal amount outstanding not to exceed $7,500,000 at any time;

Debt in the form of obligations for the deferred purchase price of Property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

Debt existing on the Closing Date under the 2016 Senior Notes (excluding any refinancing thereof);

Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of the Borrower in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;

Debt under Hydrocarbon Hedge Agreements or Interest Hedge Agreements which are not prohibited by the terms of Section 6.14;

the Second Lien Debt under the Second Lien Loan Documents subject to the terms of the Intercreditor Agreement; provided that (i) the principal amount thereof shall not exceed $125,000,000; (ii) such Debt does not have a maturity date that is on or earlier than the date six months after the Maturity Date; and (iii) the proceeds of the initial advance under the

Second Lien Loan Documents shall be used within one Business Day after the date such advance is made to redeem the entire outstanding principal amount of the 2016 Senior Notes; and any refinancings, refundings, replacements, renewals and extensions of such Second Lien Debt with the proceeds of Senior Unsecured Debt or Refinancing Preferred Stock of the Borrower; provided that any such Senior Unsecured Debt or Refinancing Preferred Stock is in an aggregate principal amount not greater than the aggregate principal amount of the Debt being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and an amount equal to any unutilized active commitment under the Debt being renewed or refinanced; provided further that, the foregoing conditions are not, and shall not be construed as, an increase in the dollar limit in clause (h)(i) above nor an amendment of the specific requirements set forth in clause (h)(ii) and (iii) and the definitions of Senior Unsecured Debt and Refinancing Preferred Stock; and

Debt not otherwise permitted under this Section 6.02, provided that (i) such Debt is not secured by any Lien on Property of the Borrower or any of its Subsidiaries and (ii) the aggregate unpaid principal amount of such Debt shall not exceed $10,000,000 at any time.

Agreements Restricting Liens and Distributions.  Except for (i) this Agreement and the other Loan Documents, (ii) the Second Lien Loan Documents, (iii) provisions in the 2016 Senior Notes Indenture and in any indenture or other agreement governing any other permitted Senior Unsecured Debt; provided that such provisions are not materially more restrictive than those in this Agreement or the 2016 Senior Notes Indenture as in effect on the Closing Date, and (iv) in connection with any sale or other disposition of Property not constituting Collateral, restrictions on such Property during the pendency of such sale or other disposition imposed under the agreements governing such sale or disposition, the Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Subsidiary from paying dividends or otherwise transferring Property to the Borrower, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that this Section shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of secured Debt permitted by Section 6.02(c) of this Agreement to the extent any such negative pledge relates solely to the property financed by such Debt or (B) anti-assignment provisions in Excluded Contracts but only to the extent such provisions are customary in the oil, gas and mineral production business and entered into in the ordinary course of business.

Merger or Consolidation; Asset Sales; Issuance of Securities.  The Borrower shall not, nor shall it permit any of its Subsidiaries to:

merge or consolidate with or into any other Person other than (i) the merger of a Guarantor with and into the Borrower or another Guarantor or (ii) the merger of any other Person with and into the Borrower or any Guarantor so long as the Borrower or such Guarantor is the surviving entity and the investment to be made by the Borrower or any Guarantor related to such merger would be permitted under the terms hereof;  provided that, the Borrower shall be the surviving Person in any such merger to which it is a party;

Dispose of any of its Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) other than:

the sale of Hydrocarbons in the ordinary course of business,

(A) the sale or transfer of equipment that is (1) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (2) no longer necessary for the business of such Person or (3) contemporaneously replaced by equipment of at least comparable use and (B) forfeiture of oil and gas leases which are not economically viable to maintain and to which no Proven Reserves are attributed, any Disposition of any interest in Oil and Gas Properties to which no Proven Reserves have been attributed in the most recent Engineering Report delivered pursuant to this Agreement and which are not required to be Collateral pursuant to the terms of this Agreement; provided that such Disposition is made on an arms’-length basis and for fair market value, any Disposition of any Property (other than any Oil and Gas Properties to which Proven Reserves have been attributed in the most recent Engineering Report delivered pursuant to this Agreement) not otherwise permitted by clauses (b)(i) through (b)(iii) of this Section 6.04 having a fair market value not to exceed $12,500,000 during the term of this Agreement, and any Disposition (including casualty events) of any interest in Oil and Gas Properties to which Proven Reserves have been attributed in the most recent Engineering Report delivered pursuant to this Agreement; provided that, (A) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the such Oil and Gas Property, interest therein or Subsidiary subject of such Disposition (as reasonably determined by the board of directors or the equivalent governing body of the Borrower, and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (B) if any such Disposition is of a Subsidiary owning Oil and Gas Properties, such Disposition shall include all the Equity Interests of such Subsidiary; (C) if, during any period between scheduled Borrowing Base redeterminations, the sum of (1) the aggregate Borrowing Base value attributed by the Required Lenders to all Borrowing Base Hedges that have been subject to novations, assignments, amendments, modifications or terminations during such period and (2) the aggregate BB Value of all Dispositions of Oil and Gas Properties of the Borrower or any Subsidiary which are attributable to Proven Reserves during such period, equals or exceeds 5% of the then current Borrowing Base, then (i) the Borrower shall provide the Administrative Agent with written notice of such Disposition at least 10 Business Days (or such shorter period of time as may be required by the Administrative Agent in its sole discretion) prior to the occurrence of such Disposition and (ii) the Borrowing Base shall be reduced to the extent required pursuant to Section 2.02(f), (D) after giving effect to any Borrowing Base reduction performed pursuant to Section 2.02(f) and the use of any proceeds received therefrom, no Default or Borrowing Base Deficiency shall exist and (E) if any Second Lien Debt is outstanding, the sum of (1) the aggregate Total Proved PV-10 attributed by the Required Lenders to all Borrowing Base Hedges that have been subject to novations, assignments, amendments, modifications or terminations during any calendar year and (2) the aggregate Total Proved PV-10 of all Dispositions of Oil and Gas Properties of the Borrower or any Subsidiary which are attributable to Proven Reserves during such calendar year, shall not exceed 17.5% of the then current Total Proved PV-10; or

issue or sell any Equity Interests provided that (i) Subsidiaries of the Borrower may issue or sell additional Equity Interests to the Borrower and its wholly-owned Subsidiaries, (ii) the Borrower may issue or sell additional common Equity Interests (including any options, warrants, or similar rights to purchase common Equity Interests),  (iii) the Borrower may issue or sell Refinancing Preferred Stock to the extent permitted by Section 6.02(h) in connection with a refinancing of Second Lien Debt and (iii) the Borrower may issue preferred Equity Interests so long as (A) no Default exists or would be caused thereby, (B) such preferred Equity Interests are not mandatorily redeemable at the option of the holder at any time prior to the date that is two years after the Maturity Date, and (C) no cash dividends or other Restricted Payments are required to be paid by the Borrower and its Subsidiaries in connection with such preferred Equity Interests prior to the Maturity Date;

Restricted Payments.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any Restricted Payments except that if no Default exists or would result therefrom, the Borrower may (a) redeem preferred Equity Interests with the proceeds of or in connection with a contemporaneous issuance of Equity Interests; provided that, as to any preferred Equity Interests issued to effect such redemption, such preferred Equity Interests are permitted by Section 6.04(c), (b) pay non-cash dividends in the form of common Equity Interests of the Borrower, (c) pay non-cash dividends on preferred Equity Interests of the Borrower in the form of additional preferred Equity Interests of the Borrower so long as such additional preferred Equity Interests are permitted by Section 6.04(c), (d) may pay regularly scheduled dividends, in cash, on (i) the Existing Preferred Stock in an aggregate amount during any fiscal year not exceeding (A) $8,000,000 in respect of dividends scheduled to be paid in such year plus (B) the amount of any previously deferred and unpaid regularly scheduled dividends; provided that, after giving effect to the payment of any such deferred dividends pursuant to this clause (B), the Borrowing Base Utilization Percentage would be less than 80%, and (ii) the Refinancing Preferred Stock, if any, in an amount not to exceed the limitation set forth in the definition of Refinancing Preferred Stock,  (e) repurchase or redeem shares of common Equity Interests of the Borrower from any holder of less than 100 shares of such common Equity Interests, provided that the aggregate amount paid for all such repurchases and redemptions made pursuant to this clause (e) shall not exceed $1,000,000 in any fiscal year and (f) purchase, redeem or acquire, cancel or retire for value capital stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire capital stock of the Borrower held by any existing or former directors, employees or management of the Borrower or any Subsidiary of the Borrower or their assigns, estates or heirs, in each case in connection with employee or director stock option, restricted stock or restricted stock units, or stock purchase agreements or other agreements to compensate such management employees or directors; provided that such redemptions or repurchases pursuant to this clause (f) will not exceed $2,000,000 in the aggregate during any calendar year and $10,000,000 in the aggregate for all such redemptions and repurchases.

Investments.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in (including the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or Equity Interests in (collectively, “Investments”) any Person, except:

Investments existing on the Closing Date set forth in Schedule 6.06;

Liquid Investments;

trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

the creation or acquisition of any additional Subsidiaries in compliance with Section 6.15; provided that immediately before and after giving effect to the creation or acquisition of such additional Subsidiary, no Default shall exist and be continuing;

guaranties permitted by Section 6.02;

investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto, and investments, loans or advances in connection with or related to farm out agreements, farm in agreements, joint operating agreements, joint development agreements or area of mutual interest agreements, processing facilities, seismic acquisition and evaluation, pipelines or other similar or customary arrangements made in the ordinary course of business only insofar as they do not (i) reduce the net revenue interest of the Borrower or any Guarantor in any Oil and Gas Property for which value was given in the most recent Borrowing Base redetermination below the undivided net revenue interest specified for the Borrower or such Guarantor in the most recent Engineering Report utilized by the Administrative Agent and the Lenders in determining the then effective Borrowing Base and/or (ii) increase the undivided working interest in any such Oil and Gas Property without a corresponding increase in the net revenue interest specified for the Borrower or such Guarantor in the most recent Engineering Report utilized by the Administrative Agent and the Lenders in determining the then effective Borrowing Base;

investments, loans or advances made by the Borrower in or to the Guarantors or by any Guarantor in or to Borrower or another Guarantor;

loans or advances to employees, directors and managers of the Borrower and the Guarantors in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time;

investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; provided that the aggregate amount of such investments shall not exceed $2,000,000;

Investments (including, without limitation, capital contributions) in general or limited partnerships, limited liability companies, corporations or other types of entities (each a “Venture”) entered into by the Borrower or any Guarantor with others in the ordinary course of business; provided that (i) any such Venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including gathering, marketing, storing or transportation, (ii) the interest in such Venture is acquired in the ordinary course of business and on fair and reasonable terms, and (iii) such Venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $15,000,000; and

other investments, loans or advances in an aggregate amount not to exceed $5,000,000 at any time.

Affiliate Transactions.  Except for transactions between (a) a Guarantor and another Guarantor or the Borrower and (b) a Non-Guarantor Subsidiary with another Non-Guarantor Subsidiary, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Borrower or the Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate.

Compliance with ERISA.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, (a) engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction which could reasonably be expect to result in the Borrower, any Subsidiary or any ERISA Affiliate being subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC; (c) fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan maintained by the Borrower, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; (j) amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code; or (k) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Majority Lenders) risk of such a termination by the PBGC of any Plan.

[Reserved].

Change of Business; Accounting Change.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any material change in the character of its business as an independent oil and gas exploration and production company, nor will the Borrower or any Subsidiary operate or carry on business in any jurisdiction other than the United States.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, make a change in the method of accounting employed in the preparation of the Financial Statements or change the fiscal year end of the Borrower unless required to conform to GAAP or approved in writing by the Administrative Agent (not to be unreasonably withheld, conditioned or delayed).

Organizational Documents, Name Change.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend its name or change its jurisdiction of incorporation, organization or formation without prior written notice to the Administrative Agent.

Use of Proceeds; Letters of Credit.  The Borrower will not permit the proceeds of any Advance or Letters of Credit to be used for any purpose other than those permitted by Section 5.09.  The Borrower will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or shall take, nor permit any of the Borrower’s Subsidiaries to take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including the use of the proceeds of any Advance or Letters of Credit to purchase or carry any margin stock in violation of Regulation T, U or X.  The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

Gas Imbalances, Take-or-Pay or Other Prepayments.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary which would require the Borrower or any Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefore, if such gas imbalances, take-or-pay or other prepayments could reasonably be expected to cause a Material Adverse Change.

Limitation on Hedging.  The Borrower shall not, nor shall it permit any of its Subsidiaries to:

purchase, assume, or enter into any Hedge Contract for speculative purposes;

be party to or otherwise enter into any Hydrocarbon Hedge Agreement, Interest Hedge Agreement or any other Hedge Contract which:

is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s operations;

(A) as of the date such Hedge Contract is executed, when aggregated with all other Hedge Contracts in effect on any date of determination (other than puts or floors for which there exists no deferred obligation to pay the related premium or other purchase price and basis differential swaps), would not cause the aggregate notional volume per month for each of crude oil, natural gas and natural gas liquids, calculated separately, under all Hedge Contracts then in effect to exceed (1) one hundred percent (100%) of Forecasted Production for any month during the first year of the forthcoming five year period, (2) eighty five percent (85%) of Forecasted Production for any month during the second year of the forthcoming five year period, and (3)  seventy five percent (75%) of Forecasted Production for any month during the third, fourth and fifth years of the forthcoming five year period; and (B) at any time after the date such Hedge Contract is executed, when aggregated with all other Hedge Contracts in effect on any date of determination (other than puts or floors for which there exists no deferred obligation to pay the related premium or other purchase price and basis differential swaps), would not cause the aggregate notional volume in any fiscal quarter for each of crude oil, natural gas and natural gas liquids, calculated separately, under all Hedge Contracts then in effect to exceed one hundred percent (100%) of the actual production volumes for such fiscal quarter as reflected in the most recent production report delivered pursuant to Section 5.06(d);  provided that, at the Borrower’s election, the Borrower may deliver a production report for the most recently ended calendar month (in the same form as the production reports required by Section 5.06(d)), in which case the Borrower shall be in compliance with this clause (B) if the aggregate notional volume in such calendar month for each of crude oil, natural gas and natural gas liquids, calculated separately, under all Hedge Contracts then in effect does not exceed one hundred percent (100%) of the actual production volumes for such calendar month as reflected in such production report; provided further that, notwithstanding the forgoing, if the Borrower is not in compliance with this clause (B), such compliance shall not cause a Default hereunder unless Borrower fails to, within 30 days after delivery of the production report evidencing such non-compliance, either (1) deliver a production report (in the same form as the production reports required by Section 5.06(d)) evidencing production volumes for the subsequent calendar month that result in compliance with this clause (B) or (2) provide evidence that the Borrower has unwound, terminated or otherwise created offsetting positions for its Hedge Contracts (herein collectively referred to as a “Hedge Modification”) such that, if the notional volumes under all Hedge Contracts for the applicable fiscal quarter or calendar month resulting in such non-compliance were redetermined assuming such Hedge Modification were effective as of the first day of such fiscal quarter or calendar month, as applicable, the Borrower would have been in compliance with this clause (B) (and, for the avoidance of doubt, such Hedge Modification must otherwise be in compliance with the terms of this Agreement);

in addition to Hedge Contracts under Section 6.14(b)(ii), in connection with a proposed acquisition of Oil and Gas Properties or Equity Interests of a Person owning Oil and Gas Properties (a “Proposed Acquisition”), the Borrower or any Subsidiary may also enter into incremental Hedge Contracts with respect to the reasonably anticipated projected production from the Oil and Gas Properties subject of the Proposed Acquisition so long as:  (A) the Borrower or a Subsidiary has signed a definitive acquisition agreement in connection with a Proposed Acquisition;  (B)  the aggregate notional volume per month for each of crude oil, natural gas and natural gas liquids, calculated separately, associated with such incremental Hedge Contracts do not exceed (1) one hundred percent (100%) of anticipated production volumes attributable to Proven Reserves which are categorized as “proved, developed and producing” associated with the Oil and Gas Properties subject of such Proposed Acquisition for any month during the first year of the forthcoming five year period, (2) eighty five percent (85%) of anticipated production volumes attributable to Proven Reserves which are categorized as “proved, developed and producing” associated with the Oil and Gas Properties subject of such Proposed Acquisition for any month during the second year of the forthcoming five year period, and (3) seventy five percent (75%) of anticipated production volumes attributable to Proven Reserves which are categorized as “proved, developed and producing” associated with the Oil and Gas Properties subject of such Proposed Acquisition for any month during the third, fourth and fifth years of the forthcoming five year period  (in each case, as forecast based upon the reserve report for the Oil and Gas Properties subject of such Proposed Acquisition which has been delivered to the Administrative Agent) and (C) the aggregate notional volume of crude oil, natural gas and natural gas liquids covered under all such incremental Hedge Contracts shall not exceed 30% of the aggregate notional volume of crude oil, natural gas and natural gas liquids that would otherwise be permitted to be covered under Section 6.14(b)(ii) without giving effect to such Proposed Acquisition;  provided that, the Borrower shall promptly terminate or unwind such incremental Hedge Contracts if (x) the Borrowing Base Utilization Percentage exceeds 85% at any time prior to the closing of such Proposed Acquisition  (provided that, such maximum percentage shall be increased to 90% if the aggregate notional volume of crude oil, natural gas and natural gas liquids covered under all such incremental Hedge Contracts does not exceed 20% of the aggregate notional volume of crude oil, natural gas and natural gas liquids that would otherwise be permitted to be covered under Section 6.14(b)(ii) without giving effect to such Proposed Acquisition), (y) sixty (60) days have passed since the specified closing date set forth in the definitive acquisition agreement for such Proposed Acquisition was entered into, or (z) three (3) days have passed since the termination of the definitive acquisition agreement for such Proposed Acquisition;

covers fluctuations in interest rates for notional principal amounts in excess of 75% of the Funded Debt;

is longer than five (5) years in duration;

requires the Borrower or any Subsidiary to put up money, assets, or other security (other than letters of credit or guaranties permitted by Section 6.02 and cash or securities to the extent permitted under Section 6.01(l)) against the event of its nonperformance prior to actual default by the Borrower or such Subsidiary in performing its obligations thereunder; and

is with a counterparty  who is not a Lender or one of its Affiliates at the time the contract is made, unless either (A) such counterparty's long term unsecured debt obligations are rated A or A2 or better by Standard & Poor's Ratings Group or Moody's Investors Service, Inc., respectively, or (B) such counterparty has otherwise been approved by the Administrative Agent..

Additional Subsidiaries.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, create or acquire any additional Subsidiaries without (a) prior written notice to the Administrative Agent, (b) such new Subsidiary executing and delivering to the Administrative Agent, at its request, a Guaranty, a Pledge Agreement, a Security Agreement and, if such Subsidiary owns Oil and Gas Properties constituting Proven Reserves, a Mortgage, and such other Security Instruments as the Administrative Agent or the Majority Lenders may reasonably request, (c) the equity holder of such Subsidiary executing and delivering to the Administrative Agent a Pledge Agreement pledging 100% of the Equity Interest owned by such equity holder of such Subsidiary along with the certificates pledged thereby, if any, and appropriately executed stock powers in blank, if applicable, and (d) the delivery by the Borrower and such Subsidiary of any certificates, opinions of counsel, evidence of title or other documents as the Administrative Agent may reasonably request relating to such Subsidiary.

Account Payables.  The Borrower shall not, nor shall it permit any Guarantor to, allow any of its trade payables or other accounts payable to be outstanding for more than 120 days past the invoice or billing date (except in cases where any such trade payable is being disputed in good faith and adequate reserves under GAAP have been established).

Amendments and Redemptions of Senior Unsecured Debt.  The Borrower will not (a) amend, supplement or otherwise modify the 2016 Senior Notes Indenture or any other instruments evidencing, or agreements relating to or executed in connection with, any Senior Unsecured Debt or Refinancing Preferred Stock, in any manner which would (i) violate  the requirements set forth in the definition of “Senior Unsecured Debt” or “Refinancing Preferred Stock”, as applicable, or (ii) result in a Material Adverse Change or (b) redeem, defease, prepay, repay or otherwise satisfy any Senior Unsecured Debt with any proceeds of Advances or Letters of Credit unless, after giving effect to such redemption or payment, no Default, Event of Default or Borrowing Base Deficiency exists.

Non-Guarantor Subsidiaries.  Notwithstanding anything to the contrary contained herein (including any provision of this Article VI), Borrower shall not, nor shall it permit any Guarantor to (i) create, assume, incur or suffer to exist any Lien on or in respect of any of its Property for the benefit of any Non-Guarantor Subsidiary, (ii) sell, assign, pledge, or otherwise transfer any of its Properties to any Non-Guarantor Subsidiary, except as permitted under Section 6.04 and on terms permitted by Section 6.07, or (iii) except as permitted under Section 6.06(k), make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in, any Non-Guarantor Subsidiary or in any of its Properties.    If, at any time, the Non-Guarantor Subsidiaries collectively (i) hold, directly or indirectly, more than five percent (5.0%) of the consolidated assets of the Borrower and its Subsidiaries at such time or (ii) generate more than ten percent (10%) of the consolidated revenues of the Borrower and its Subsidiaries at such time, in each instance determined in accordance with GAAP, the Borrower shall provide notice thereof to the Administrative Agent and comply with the requirements of Section 6.15 with respect to one or more of the Non-Guarantor Subsidiaries, so that after giving effect to each such Non-Guarantor Subsidiary becoming a Guarantor, the remaining Non-Guarantor Subsidiaries collectively (i) hold, directly or indirectly, no greater than five percent (5.0%) of the consolidated assets of the Borrower and its Subsidiaries at such time or (ii) generate no greater than ten percent (10%) of the consolidated revenues of the Borrower and its Subsidiaries at such time.

Current Ratio.  The Borrower shall not permit, as of the end of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2014, the ratio of (a) its consolidated current assets to (b) its consolidated current liabilities, to be less than 1.00 to 1.00.  For purposes of this calculation (i) “current assets” shall include, as of the date of calculation, the aggregate Unused Commitment Amount but shall exclude, as of the date of calculation (A) any cash deposited with or at the request of a counterparty to any Hedge Contract and (B) any assets representing a valuation account arising from the application of ASC 815 and 410, and (ii) “current liabilities” shall exclude, as of the date of calculation, (A) the current portion of long-term Debt existing under this Agreement and the Second Lien Credit Agreement (other than any scheduled amortization payments prior to the stated maturity thereof) and (B) any liabilities representing a valuation account arising from the application of ASC 815 and 410.

Leverage Ratio.  The Borrower shall not permit, as of the end of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2014, the Leverage Ratio to be greater than 4.00 to 1.00.

Second Lien Debt.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, modify or waive any provision of any Second Lien Loan Document if such amendment, modification or waiver is prohibited under the Intercreditor Agreement.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, grant a Lien on any Property to secure the Second Lien Debt without contemporaneously granting to Administrative Agent, as security for the Obligations, a first priority Lien on the same Property pursuant to Security Instruments in form and substance satisfactory to Administrative Agent.

The Borrower shall not, nor shall it permit any of its Subsidiaries to call, make or offer to make any Redemption of or otherwise Redeem any Second Lien Debt (including any optional or mandatory prepayment of Second Lien Debt) other than (i) to the extent required pursuant to the terms of Section 2.05(b) of the Second Lien Credit Agreement, the Borrower may make mandatory prepayments of the Second Lien Debt, so long as after giving effect to such prepayment, no Event of Default under

Section 7.01(a) or (e) or Borrowing Base Deficiency exists and is continuing and (ii) a refinancing of the Second Lien Debt in accordance with Section 6.02(h).

Non-Qualified ECP Guarantors.    The Borrower shall not permit any Subsidiary which is not a Qualified ECP Guarantor to own, at any time, any Oil and Gas Properties constituting Proven Reserves or any Equity Interests in any Subsidiaries.

ARTICLE VII EVENTS OF DEFAULT; REMEDIES

Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

Payment.  The Borrower (i) shall fail to pay when due any principal under the Notes or (ii) shall fail to pay, within three (3) Business Days of when due, any interest, fees, reimbursements, indemnifications, or other amounts payable hereunder, under the Notes, or under any other Loan Document;

Representation and Warranties.  Any representation or warranty made or deemed to be made (i) by the Borrower, any Guarantor or any of their respective Subsidiaries (or any of their respective officers) in this Agreement or in any other Loan Document, or (ii) by the Borrower, any Guarantor or any of their respective Subsidiaries (or any of their respective officers) in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed to be made;

Covenant Breaches.  The Borrower, any Guarantor or any of their respective Subsidiaries shall fail to (i) perform or observe any covenant contained in Section 5.02(a), Section 5.03 (with respect to the Borrower’s existence), Section 5.06(e), Section 5.09 or Article VI or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01, if such failure shall remain unremedied for 30 days after the earlier to occur of (a) notice thereof to the Borrower by the Administrative Agent or (b) the Borrower otherwise becoming aware of such breach or failure;

Cross-Defaults.  (i) The Borrower, any Guarantor or any of their respective Subsidiaries shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Debt of the Borrower, any Guarantor or any of their respective Subsidiaries so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt (including, without limitation, any event of default or termination event under any Interest Rate Agreement or Hydrocarbon Hedge Agreement) which is outstanding in a principal amount (or termination payment amount or similar amount) of at least $5,000,000 individually or when aggregated with all such Debt of the Borrower, such Guarantor or such Subsidiary so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; provided that for purposes of this paragraph (d), the “principal amount” of the obligations in respect of Hedging Contracts at any time shall be the aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Contracts were terminated at such time;

Insolvency.

The Borrower, any Guarantor or any of their respective Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

The Borrower, any Guarantor or any of their respective Subsidiaries shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) make a general assignment for the benefit of its creditors, (C) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect) or any other Debtor Relief Law, (D) file a petition seeking to take advantage of any other Debtor Relief Law, (E) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or any other Debtor Relief Law, or (F) take any corporate action for the purpose of effecting any of the foregoing; or

A proceeding or case shall be commenced, without the application or consent of the Borrower, any Guarantor or any of their respective Subsidiaries, as applicable, in any court of competent jurisdiction, seeking (A) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower, any Guarantor or any of their respective Subsidiaries of all or any substantial part of its respective assets, (C) similar relief in respect of the Borrower, any Guarantor or any of their respective Subsidiaries under any Debtor Relief Law, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days, or (D) an order for relief against the Borrower, any Guarantor or any of their respective Subsidiaries shall be entered in an involuntary case under the Federal Bankruptcy Code or any other Debtor Relief Law;

Judgments.  Any judgment or order for the payment of money in excess of $500,000 shall be rendered against the Borrower, any Guarantor or any of their respective Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

Termination Events.  Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $5,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount);

Plan Withdrawals.  The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $5,000,000;

Change in Control.  A Change in Control shall have occurred;

Borrowing Base.  Any failure to cure any Borrowing Base Deficiency in accordance with Section 2.05;

Loan Documents.  Any material provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or a Guarantor or any of their respective Subsidiaries or any such Person shall so state in writing;

Security Instruments.  (i) The Administrative Agent shall fail to have an Acceptable Security Interest in any material portion of the Collateral as determined by the Administrative Agent or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by the Borrower, any Guarantor or any of their respective Subsidiaries; or

Intercreditor Agreement.  Any material provision of the Intercreditor Agreement shall, for any reason (other than an amendment or termination of the Intercreditor Agreement entered into in accordance with the terms thereof) cease to be valid and binding or otherwise cease to be in full force and effect against the Second Lien Administrative Agent or any of the holders of Second Lien Debt.

Second Lien Credit Agreement.  An “Event of Default” under the Second Lien Credit Agreement shall have occurred and be continuing.

Optional Acceleration of Maturity.  If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender and each Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents  to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations; and

the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself, the Issuing Lenders and the Lenders by appropriate proceedings.

Automatic Acceleration of Maturity.  If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

(i) the obligation of each Lender and each Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations; and

the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself, the Issuing Lenders and the Lenders by appropriate proceedings.

Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender Party, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower or any Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender Party or Affiliate, irrespective of whether or not such Lender Party or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender Party or Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of the Administrative Agent, each Lender, Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Administrative Agent, Lender, Issuing Lender or respective Affiliates may have.  Each Lender and Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Non-exclusivity of Remedies.  No remedy conferred upon the Administrative Agent, the Issuing Lenders and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Application of Proceeds.  From and during the continuance of any Event of Default, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower, any Guarantor or any of their respective Subsidiaries which secures any of the Obligations, shall be applied in the following order:

First, to the payment of all amounts, including costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Obligations, due to the Administrative Agent under any of the expense reimbursement or indemnity provisions of this Agreement or any other Loan Document, any Security Instrument, or other collateral documents, and any applicable law;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees under Section 2.08(b)(i)(A)) payable to the Lenders and the Issuing Lenders under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees under Section 2.08(b)(i)(A) and interest on the Advances and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal under the Loan Documents and any Obligations of the Borrower or its Subsidiaries owing to any Swap Counterparty under any Hedge Contract and Treasury Management Obligations, ratably among the Lenders, the Issuing Lenders, the Swap Counterparties, and the Treasury Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized pursuant to this Agreement;

Sixth, to the Second Lien Administrative Agent as required under the Intercreditor Agreement; and

Seventh, the remainder, if any, to the Borrower, its Subsidiaries, their respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

ARTICLE VIII THE ADMINISTRATIVE AGENT AND THE ISSUING LENDERS

Resignation of Existing Agent; Appointment of Administrative Agent.  Effective as of the date hereof, Existing Agent shall be deemed to have resigned as administrative agent and as an issuing lender under the Existing Agreement and the other Loan Documents (as defined in the Existing Agreement) and shall be discharged and released from all of its duties and obligations thereunder (except that all indemnity, reimbursement and other obligations under the Existing Agreement that purport to expressly survive the termination thereof shall continue to inure to the Existing Agent’s benefit).  Each of the Lenders and each Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  The parties hereto hereby waive any notice requirement or other condition, if any, to the effectiveness of the resignation of the Existing Agent and the appointment of Administrative Agent under the Loan Documents or otherwise.  Existing Agent hereby agrees to deliver to Administrative Agent the books and records held by Existing Agent in its capacity as administrative agent under the Existing Agreement relating to (a) the administrative details of the Existing Lenders, including their respective Commitments, (b) the calculation of fees (other than administrative fees) and accrued and unpaid interest under the Existing Agreement, and (c) outstanding Loans under the Existing Agreement.  Existing Agent further agrees to cooperate with Administrative Agent and do such other things as may be reasonably requested by Administrative Agent to more fully and certainly vest and confirm in Administrative Agent such rights, powers, duties and obligations of Existing Agent in its capacity as administrative agent under the Existing Agreement, the Security Instruments (as defined in the Existing Agreement), and all other Loan Documents (as defined in the Existing Agreement).  The Lenders hereby release Administrative Agent from any liabilities, obligations, losses, damages, penalties, actions, costs, or expenses whatsoever with regard to the assignment of the liens and security interests from Existing Agent to Administrative Agent as contemplated herein.  To induce the Existing Agent to enter into the agreements set forth in this paragraph, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Borrower and its Subsidiaries hereby fully releases and discharges the Existing Agent in its capacity as administrative agent under the Existing Agreement, and its successors and assigns, officers, directors, employees, representatives, trustees, agents and affiliates (collectively the “Released Parties” and individually a “Released Party”) from all claims, demands, causes of action, liabilities or other obligations of any kind whatsoever, known or unknown, whether now existing or hereafter asserted (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH REPSECT TO THE NEGLIGENCE OF ANY RELEASED PARTY BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), to the extent that any such claims, demands, causes of action, liabilities or other obligations arise from or are related to matters occurring on or before the date of this Agreement and are in any way related to the Existing Agreement, any other Loan Document (as defined in the Existing Agreement), or any document, instrument or agreement entered into in connection therewith or any of the transactions contemplated thereby.

Administrative Agent as Lender.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Duties of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Administrative Agent’s Reliance.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Sub-Agents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Successor Administrative Agent and Issuing Lenders.  Subject to the appointment and acceptance of a successor Administrative Agent or Issuing Lender as provided in this paragraph, the Administrative Agent or any Issuing Lender may resign at any time by notifying the Lenders, each Issuing Lender and the Borrower.  Any Issuing Lender designated in writing by the Borrower as provided in the definition of “Issuing Lender” may be removed at any time with or without cause by the Borrower.  Upon any such resignation (other than a removal of an Issuing Lender by the Borrower), the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent or Issuing Lender.  If no successor Administrative Agent or Issuing Lender shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 15 days after the retiring Administrative Agent or Issuing Lender gives notice of its resignation, then the retiring Administrative Agent or Issuing Lender may, on behalf of the Lenders and each Issuing Lender, appoint a successor Administrative Agent or Issuing Lender which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent or Issuing Lender hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Issuing Lender, and the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations hereunder, except that the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the expiration or termination of all such Letters of Credit.  The fees payable by the Borrower to a successor Administrative Agent or Issuing Lender shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s  or Issuing Lenders resignation hereunder, the provisions of this Article and Sections 9.04 and 9.08 shall continue in effect for the benefit of such retiring Administrative Agent or Issuing Lender, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Issuing Lender.

Lender Credit Decision.  Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and  has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Advances hereunder.  Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.  Each Lender acknowledges that JPMCB and/or J.P. Morgan Securities LLC may be an agent, arranger and/or lender under the Loan Documents and/or the Second Lien Loan Documents (as well as other loans or other securities), and each Lender hereby waives any existing or future conflicts of interest associated with such roles and agrees not to assert against JPMCB, J.P. Morgan Securities LLC or their Affiliates any claims, cause of action, damages or liabilities of whatever kind or nature relating thereto.  If, in the administration of this Agreement or any other debt instrument, JPMCB determines (or is given written notice by any Lender) that a conflict may exist, then JPMCB shall have the option to eliminate such conflict within ninety (90) days or resign as Administrative Agent pursuant to the terms hereof and, accordingly, JPMCB shall have no liability for any action taken or not taken while such conflict existed unless a court of competent jurisdiction determines in a final and nonappealable judgment that such action or such failure to take such action constitutes gross negligence or willful misconduct of JPMCB.

Indemnification.  THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER AND WITHOUT LIMITATION OF THE BORROWER’S OBLIGATION TO DO SO), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT AND SUCH ISSUING LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR SUCH ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT’S, SUCH ISSUING LENDER’S AND SUCH RELATED PARTY’S OWN NEGLIGENCE), AND INCLUDING ENVIRONMENTAL LIABILITIES, provided THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S, SUCH ISSUING LENDER’S OR SUCH RELATED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT AND EACH ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT‑OF‑POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF,

OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR SUCH ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER.  To the extent that the indemnity obligations provided in this Section 8.08 are for the benefit of the Administrative Agent as the named secured party under the Liens granted under the Security Instruments, each Lender hereby agrees that if such Lender ceases to be a Lender hereunder but Obligations owing to such Lender or an Affiliate of such Lender continue to be secured by such Liens, then such Lender shall continue to be bound by the provisions of this Section 8.08 until such time as such Obligations have been satisfied or terminated in full.    In such event, in determining the pro rata shares under this Section 8.08, the Lenders shall include the aggregate amount (giving effect to any netting agreements) that would be owing to such Swap Counterparty if such Hedge Contracts were terminated at the time of determination.

Additional Agents.  None of the Co-Documentation Agents, any Joint Lead Arranger or any Joint Book Runner referred to on the cover of this Agreement shall have any duties, obligations or liabilities in such capacities.

Collateral Matters.

Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments.  Administrative Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Majority Lenders as set forth in Section 7.02 or Section 7.03 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable law.  By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (a).

Each Secured Party irrevocably authorizes Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral: (i) upon termination of the Commitments, termination or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the applicable Issuing Lender have been made), and payment in full of all Obligations payable under this Agreement, under any other Loan Document and termination of all Hedge Contracts with any Swap Counterparty (other than Hedge Contracts with any Swap Counterparty with respect to which other arrangements satisfactory to the Swap Counterparty have been made; provided that, unless a Swap Counterparty notifies the Administrative Agent in writing at least 2 Business Days prior to the expected termination of the Commitments that such arrangements have not been made, then solely for purposes of this clause (b), it shall be deemed that such satisfactory arrangements have been made); (ii) constituting Property sold or to be sold or otherwise disposed of as part of or in connection with any disposition permitted under this Agreement or the other Loan Documents; (iii) constituting Property in which the Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting Property leased to the Borrower or any Subsidiary under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; or (v) if approved, authorized or ratified in writing by the applicable Majority Lenders or all the Lenders, as the case may be, as required by Section 9.01.  Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.10.  By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (b).

The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”).  The Administrative Agent will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Laws.  However, the Administrative Agent reminds each Lender and participant that, pursuant to the Flood Laws, each federally regulated lender (whether acting as a Lender or participant) is responsible for assuring its own compliance with the flood insurance requirements.

Relationship of Administrative Agents.  Each of the Borrower and each Lender (a) acknowledges that JPMCB (in its capacity as Administrative Agent, Issuing Lender and/or Lender hereunder or otherwise, the “JPM First Lien Parties”) and JPMCB (in its capacity as Second Lien Administrative Agent and/or Second Lien Lender under the Second Lien Credit Agreement or otherwise, the “JPM Second Lien Parties”) are separate business units of JPMorgan Chase & Co. and that the rights and obligations of the JPM First Lien Parties and the JPM Second Lien Parties and their respective Affiliates under the Loan Documents and under the Second Lien Loan Documents are separate and distinct, are exercisable in the sole discretion of each such party and shall not be merged in law or in equity; (b) acknowledges that the consent, approval, waiver or other action by the JPM First Lien Parties does not constitute a consent, approval, waiver or other action by the JPM Second Lien Parties, and that any such action by the JPM Second Lien Parties similarly does not bind the JPM First Lien Parties; (c) acknowledges that it will communicate separately with each of the JPM First Lien Parties and the JPM Second Lien Parties, and distribute information separately to each of the JPM First Lien Parties and the JPM Second Lien Parties as required under the Loan Documents; and (d) consents to the JPM First Lien Parties and the JPM Second Lien Parties and their respective officers, employees, advisors and Affiliates working together and sharing information about the Borrower, its Subsidiaries and each Lender.  Notwithstanding any consent to share information, neither the Borrower nor any Lender should assume that the JPM First Lien Parties and the JPM Second Lien Parties have shared information between them.

ARTICLE IX MISCELLANEOUS

Amendments, Etc.

No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document (except for the Fee Letter), nor consent to any departure by the Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders, do any of the following:  (a) waive any of the conditions specified in Section 3.01, (b) increase the Borrowing Base or the aggregate Commitments of the Lenders, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Loan Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or extend the Maturity Date or the Commitment Termination Date, (e) change the percentage of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document, (f) amend Section 2.11 or this Section 9.01, (g) amend the definition of “Majority Lenders” or “Required Lenders,” (h) release any Guarantor from its obligations under any Guaranty, except to the extent such release is permitted under Section 8.10(b), (i) permit the Borrower or any Subsidiary to enter into any merger or consolidation with or into any other Person or amend Section 6.04(a), or (j) release all or substantially all of the Collateral securing the Obligations, except to the extent such release is permitted under Section 8.10(b); provided further that no Commitment of a Lender may be increased without such Lender’s  prior written consent; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Issuing Lenders in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Issuing Lenders, as the case may be, under this Agreement or any other Loan Document.

No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Hedge Contracts.

The Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notices, Etc.  All notices and other communications shall be in writing (including telecopy) and mailed by certified mail, return receipt requested, telecopied, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule II or, with respect to each Lender, at the address for such Lender set forth in such Lender’s Administrative Questionnaire, or at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall, when so mailed, telecopied, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when telecopy transmission is completed, or when delivered by such messenger or courier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VIII shall not be effective until received by the Administrative Agent.

No Waiver; Remedies.  No failure on the part of any Lender, the Administrative Agent, or any Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Costs and Expenses.  The Borrower agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, waiver, delivery, administration, modification, and amendment of this Agreement, the Notes, the Guaranties, and the other Loan Documents including the reasonable fees and out‑of‑pocket expenses of counsel for the Administrative Agent with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and (b) all out‑of‑pocket costs and expenses, if any, of the Administrative Agent, each Issuing Lender, and each Lender (including reasonable counsel fees and expenses of the Administrative Agent, each Issuing Lender, and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, the Guaranties, and the other Loan Documents.  Any sums spent by the Administrative Agent, any Issuing Lender and each Lender in payment of the foregoing costs and expenses shall become part of the Obligations and shall bear interest at an annual rate equal to the Default Rate from the date demanded until the date repaid by or on behalf of the Borrower.

Binding Effect.  Subject to the terms of Article III, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Issuing Lender, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Lender Assignments and Participations.

Assignments.  Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Advances owing to it, the Notes held by it, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of such Lender’s rights and obligations assigned under this Agreement and shall be an equal percentage with respect to both its obligations owing in respect of the Commitments and the related Advances and Letters of Credit, (ii) the amount of the Commitments and Advances of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall be, if to an entity other than a Lender, not less than $5,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with the Notes subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Administrative Agent) shall pay to the Administrative Agent a $3,500 administrative fee (provided that the Administrative Agent may waive such fee).  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14, 9.04 and 9.07 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

Terms of Assignments.  By executing and delivering an Assignment and Assumption, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Assumption, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Subsidiaries or the performance or observance by the Borrower or its Subsidiaries of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

The Register.  The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Procedures.  Upon its receipt of an Assignment and Assumption executed by a Lender and an Eligible Assignee, together with the Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of the attached Exhibit A: (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower.  Promptly after its receipt of such notice, the Borrower shall execute and deliver to the Administrative Agent in exchange for the surrendered Notes (A) if such Eligible Assignee has acquired a Commitment, a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Assumption and (B) if such Lender has retained any Commitment hereunder, a new Note to the order of such Lender in an amount equal to the Commitment retained by it hereunder.  Such new Notes shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of the attached Exhibit E.

Participations.  Each Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest, releasing all or substantially all of any Collateral, permitting the Borrower or any Subsidiary to enter into any merger or consolidation with or into any other, postponement of any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, or extensions of the Maturity Date or the Commitment Termination Date.  The Borrower hereby agrees that participants shall have the same rights under Sections 2.12, 2.13, 2.14(d), and 9.07 as a Lender to the extent of their respective participations.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.04 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Loan Documents (the “Participant Register”) and no Lender shall have any obligation to disclose any information contained in any Participant Registry (including the identity of any Participant or any information relating to the Participant’s interests under this Agreement) except to the extent that such disclosure is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  Borrower hereby agrees that each Lender acting as its non-fiduciary agent solely for the purpose set forth above in this clause (e), shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by Borrower.

Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 2.14(f), in which case Section 2.14 shall be applied as if such Participant had become a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that, in no event shall such Participant be entitled to receive any greater payment under Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of the following paragraph Section 9.13.

Indemnification; Waiver of Damages.

THE BORROWER agrees to, JOINTLY AND SEVERALLY, indemnify and hold harmless EACH LENDER PARTY AND EACH RELATED PARTY OF A lENDER pARTY (each, an “Indemnitee”) from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) that may be incurred by or asserted or awarded against any Indemnitee, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the LOAN Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances,  in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence OR THE STRICT LIABILITY of the applicable INDEMNITEE, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.07 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by BORROWER, its directors, shareholders or creditors, any GUARANTOR, its directors, shareholders or creditors or an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  THE FOREGOING INDEMNITY AND HOLD HARMLESS SHALL NOT APPLY TO ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES THAT is INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE directly FOR, OR AS A direct CONSEQUENCE OF, SUCH INDEMNITEE BEING A DEFAULTING LENDER under clause (a) or (b) of the definition of “Defaulting Lender”, WHETHER ASSERTED BY BORROWER, ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER.  The Borrower shall not, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee, and (z) does not impose any actual or potential liability upon such Indemnitee.  All amounts due under this Section 9.07 shall be payable not later than 10 days after demand therefor.

Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, each of the Borrower and any Guarantor shall not assert, agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Survival of Representations, Etc.  All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties.  All obligations of the Borrower provided for in Sections 2.12, 2.13, 2.14(d), 9.04, and 9.07 and all of the obligations of the Lenders in Section 8.08 shall survive any termination of this Agreement and repayment in full of the Obligations.

Severability.  In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Business Loans.  The Borrower warrants and represents that the Advances evidenced by the Notes are and shall be for business, commercial, investment, or other similar purposes and not primarily for personal, family, household, or agricultural use.

Governing Law; Submission to Jurisdiction.

This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.  Each Letter of Credit shall be governed by either the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (2007 version) or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the applicable Issuing Lender).

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court.  The Borrower hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding.  The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Borrower at its address set forth in this Agreement.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

Confidentiality.  In the event that the Borrower or any of its Subsidiaries provides to the Administrative Agent or the Lenders confidential information belonging to the Borrower or such Subsidiary, which the Borrower or any Subsidiary shall designate in writing as “confidential”, the Administrative Agent and the Lenders shall thereafter maintain such information in confidence in accordance with the usual care that each utilizes in maintaining its own confidential information.  This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without the Administrative Agent or the Lenders breaching their obligation of confidence to the Borrower, (iii) are previously known by the Administrative Agent or the Lenders from some source other than the Borrower, (iv) are hereafter developed by the Administrative Agent or the Lenders without using the Borrower’s information, (v) are hereafter obtained by or available to the Administrative Agent or the Lenders from a third party who owes no obligation of confidence to the Borrower with respect to such information or through any other means other than through disclosure by the Borrower, (vi) are disclosed with the Borrower’s or such Subsidiary’s consent, (vii) must be disclosed either pursuant to any Legal Requirement or to Persons regulating the activities of the Administrative Agent or the Lenders, or (viii) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding.  Further, the Administrative Agent or a Lender may disclose any such information to any other Lender, any Affiliate of any Lender, any independent petroleum engineers or consultants, any independent certified public accountants, any legal counsel employed by such Person in connection with this Agreement or any Security Instrument, including without limitation, the enforcement or exercise of all rights and remedies thereunder, or any assignee or participant (including prospective assignees and participants) in the Advances.  Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the date the information was furnished, unless the Borrower requests in writing at least thirty (30) days prior to the expiration of such three year period, to maintain the confidentiality of such information for an additional three year period.  The Borrower and each of its Subsidiaries waives any and all other rights it may have to confidentiality as against the Administrative Agent and the Lenders arising by contract, agreement, statute or law except as expressly stated in this Section 9.13.

Restatement.  This Agreement amends and restates the Existing Agreement in its entirety.  The Borrower hereby agrees that (a) the Debt outstanding under the Existing Agreement and the Loan Documents (as defined in the Existing Agreement; together with the Existing Agreement, the “Existing Loan Documents”) and all accrued and unpaid interest thereon and (b) all accrued and unpaid fees under the Existing Loan Documents shall be deemed to be outstanding under and governed by this Agreement.  The Borrower hereby acknowledges, warrants, represents and agrees that this Agreement is not intended to be, and shall not be deemed or construed to be, a novation or release of the Existing Loan Documents. Each Lender (which is a Lender under the Existing Loan Documents) hereby waives any requirements for notice of prepayment, minimum amounts of prepayments of the loans thereunder, ratable reductions of the commitments of Lenders under the Existing Loan Documents and ratable payments on account of the principal or interest of any loan under the Existing Loan Documents to the extent that any such prepayment, reductions or payments are required to ensure that, upon the effectiveness of this Agreement, the loans of the Lenders shall be outstanding on a ratable basis in accordance with their respective Pro Rata Share.  Each Lender hereby authorizes the Administrative Agent and the Borrower to request Borrowings from the Lenders, to make prepayment of the loans under the Existing Loan Documents and to reduce the commitments under the Existing Loan Documents among Lenders in order to ensure that, upon the effectiveness of this Agreement, the Credit Extensions of the Lenders shall be outstanding on a ratable basis in accordance with their respective Pro Rata Share.

WAIVER OF JURY TRIAL.  THE BORROWER, THE LENDERS, THE ISSUING LENDERS AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

USA Patriot Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the Act.

Obligations as Senior Indebtedness; Senior Secured Debt.  It is the intent of all the parties hereto that all of the Obligations arising under this Agreement and the other Loan Documents shall constitute (and to the extent, if any, required are hereby designated by Borrower to constitute) “Senior Indebtedness” and “Senior Secured Debt” or similar designation as such terms are defined in the documents and agreements governing any Senior Unsecured Debt.  This Agreement and the other Loan Documents represent the “Senior Secured Credit Facility”, as defined in the 2016 Senior Notes Indenture.  Notwithstanding the foregoing, the acknowledgment of intent contained in this Section 9.17 shall not be deemed to modify or amend any provision of this Agreement or any of the other Loan Documents.

Notices of Swap Counterparty.  Each Lender (other than the Lender serving as the Administrative Agent) shall provide to the Administrative Agent prompt written notice of any Hedge Contract entered into by such Lender or any of its Affiliates with the Borrower or any Guarantor.

Notices of Treasury Management Bank.  Each Lender (other than the Lender serving as the Administrative Agent) shall provide to the Administrative Agent prompt written notice of any Treasury Management Agreement entered into by such Lender or any of its Affiliates with the Borrower or any Guarantor.

Intercreditor Agreement.  Each Lender (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) agrees that it will be bound by the terms thereof as if such Lender was a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs Administrative Agent to enter into the Intercreditor Agreement as Administrative Agent and on behalf of such Lender.

Keepwell.  The Borrower hereby absolutely, unconditionally and irrevocably undertakes to, and shall cause each Qualified ECP Guarantor to, provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under the Loan Documents in respect of Swap Obligations (provided, however, that the Borrower and each Qualified ECP Guarantor shall only be liable under this Section 9.21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.21, or otherwise under the Loan Documents, voidable under applicable law  The Borrower intends that this Section 9.21 constitute, and this Section 9.21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor for all purposes of the Commodity Exchange Act.

ORAL AGREEMENTS.  THIS WRITTEN AGREEMENT, THE LOAN DOCUMENTS, ANY TREASURY MANAGEMENT AGREEMENTS WITH A TREASURY MANAGEMENT BANK, AND ANY HEDGE CONTRACTS WITH SWAP COUNTERPARTIES, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of this page intentionally left blank.  Signature page follows.]

EXECUTED as of the date first above written.

BORROWER:

CALLON PETROLEUM COMPANY

By:___________________________/s/ Joseph C. Gatto, Jr.__________________

Name: Joseph C. Gatto, Jr.

Title: Senior Vice President – Corporate Finance

Signature page to Fifth Amended and Restated Credit Agreement

(Callon Petroleum Company)

ADMINISTRATIVE AGENT/

ISSUING LENDER:

JPMORGAN CHASE BANK, NATIONAL

ASSOCIATION, as Administrative Agent and

as an Issuing Lender

By:___________________________/s/ Correne S. Loeffler__________________

Name: Correne S. Loeffler

Title: Executive Director

Signature page to Fifth Amended and Restated Credit Agreement

(Callon Petroleum Company)

LENDERS:

JPMORGAN CHASE BANK, NATIONAL

ASSOCIATION

By:_______________________ /s/ Correne S. Loeffler___________________

Name: Correne S. Loeffler

Title: Executive Director

Signature page to Fifth Amended and Restated Credit Agreement

(Callon Petroleum Company)

REGIONS BANK

By:_____________________________________ /s/ Michael Kutcher_______________

Name: Michael Kutcher

Title: Assistant Vice President

Signature page to Fifth Amended and Restated Credit Agreement

(Callon Petroleum Company)

CITIBANK, N.A.

By:___________________________________ /s/ Daniel A Davis_________________

Name: Daniel A Davis

Title: SVP

Signature page to Fifth Amended and Restated Credit Agreement

(Callon Petroleum Company)

CAPITAL ONE, NATIONAL ASSOCIATION

By:_________________________________ /s/ Mack Lambert__________________

Name: Mack Lambert

Title: Vice President

Signature page to Fifth Amended and Restated Credit Agreement

(Callon Petroleum Company)

KEYBANK NATIONAL ASSOCIATION

By:_______________________________________ /s/ John K. Dravenstott____________

Name: John K. Dravenstott

Title: Vice President

Signature page to Fifth Amended and Restated Credit Agreement

(Callon Petroleum Company)

WHITNEY BANK

By:___________________________________________ /s/ William Jochetz______________

Name: William Jochetz

Title: Vice President

Signature page to Fifth Amended and Restated Credit Agreement

(Callon Petroleum Company)

IBERIABANK, N.A.

By:_______________________________________________ /s/ Moni Collins______________

Name: Moni Collins

Title: Vice President

Signature page to Fifth Amended and Restated Credit Agreement

(Callon Petroleum Company)

ONEWEST BANK N.A.

By:_________________________________ /s/ Sean Murphy___________________

Name: Sean Murphy

Title: Executive Vice President

Signature page to Fifth Amended and Restated Credit Agreement

(Callon Petroleum Company)

SUNTRUST BANK

By:_______________________________________ /s/ John Kovarik_________________

Name: John Kovarik

Title: Vice President

Signature page to Fifth Amended and Restated Credit Agreement

(Callon Petroleum Company)

ROYAL BANK OF CANADA

By:_____________________________________ /s/ Kristan Spivey_________________

Name: Kristan Spivey

Title: Authorized Signatory

Signature page to Fifth Amended and Restated Credit Agreement

(Callon Petroleum Company)